WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.



                     UNITED STATES SECURITIES AND
                     EXCHANGE COMMISSION Washington,
                     D.C.  20549
                       FORM 10-K

     [ X ]   Annual Report Pursuant to Section 13 or


     15(d) of The Securities Exchange Act of 1934 for

           the fiscal year ended December 31, 1996.

                           or

     [    ]  Transition Report Pursuant to Section 13


             or 15(d) of The Securities Exchange Act of


             1934 for the transition period from


             _____________ to _______________




             Commission File Number:  0-18660

                      M. G. PRODUCTS, INC.
        (Exact name of registrant as specified in its

                            charter)

          California                  33-0098392
(State or other jurisdiction of     (I.R.S. Employer Identification No.)
incorporation or organization)


      8154 Bracken Creek
      San Antonio, Texas                          78266
(Address of principal executive offices)        (Zip Code)

(Registrant's telephone number, including area code: (210) 651-5288


    Securities registered pursuant to Section 12(b) of
                           the Act:

     Title of each class    None

     Name of each exchange on which registered    None

    Securities registered pursuant to Section 12(g) of
                           the Act:

                   Common Stock, no par value
                        (Title of class)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and(2) has been subject to such filing requirements for the past 90 days. Yes X No on (1); Yes X No on (2).

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in
Part III of this Form 10-K or any amendment to this Form 10-K. [ X ]

On March 20, 1997, the number of shares of the registrant's Common Stock outstanding was 14,206,154.
The aggregate market value of the Common Stock held by nonaffiliates of the registrant as of March 20, 1997 was approximately $1,642,000 based on the closing price of $0.50 for the Common stock as reported on the OTC Bulletin Board Service of the National
Association  of Securities Dealers, Inc. on such  date.
For purposes of the foregoing computation, all executive officers, directors and 5 percent beneficial owners of the registrant are deemed to be affiliates. Such determination should not be an admission that such executive officers, directors or 5 percent beneficial owners are, in fact, affiliates of the registrant.

DOCUMENTS INCORPORATED BY REFERENCE: None


                   M. G. PRODUCTS, INC.
         ANNUAL REPORT FORM 10-K -December 31,1996

                                              PART I



Item 1.         Business                       2

Item 2.        Properties                      6

Item 3.    Legal Proceedings                   7


Item 4.Submission of Matters to a
       Vote of Security Holders                8


                        PART II

Item 5.Market for Registrant's Common
       Equity and Related Stockholder Matters  9

Item 6. Selected Financial Data                10

Item 7. Management's Discussion and Analysis of
 FinancialCondition and Results of  Operations 10

Item 8. Financial Statements and Supplementary
        Data                                    5
Item 9. Changes in and Disagreements with
        Accountants on Accounting
        and Financial Disclosure               15

                        PART III

Item 10.Directors and Executive Officers of
        Registrant                             16

Item 11. Executive Compensation                20

Item 12.Security Ownership of Certain
        Beneficial Owners and Management       23

Item 13.Certain Relationships and Related
        Transactions                           24

                         PART IV

Item 14.Exhibits, Financial Statement
        Schedules, and Reports on Form 8-K     25

                         PART I

Item 1.  Business.

Introduction

M.G.   Products,   Inc.,  a  California corporation,
was incorporated  on  March 18,1983.  M.G. Products,
Inc. has two wholly owned subsidiaries which operate
manufacturing facilities in Mexico.  The term  "MG" and
"the Company"  as  used  herein means M.G. Products,
Inc. and its two manufacturing subsidiaries.  The
Company's  executive offices are at 8154 Bracken Creek,
San Antonio, Texas 78266.  Productos (Productos) is
located in Tijuana, Mexico and Comercial (Comercial) is
located in Monterrey, Mexico.

The Company has undergone many changes throughout it's fourteen year history. Of these changes, several have led to corporate expansion outside the United
States. Through acquisition and establishment, MG has gained ownership in manufacturing facilities in Tijuana, Mexico and Monterrey, Mexico, interest in a Taiwanese corporation, and use of distribution facilities in California, Tennessee, and Texas.

During  1995, the Company formed C&F Alliance LLC (the
Alliance) with Rooster Products International Inc.
(Rooster Products). Through the Alliance,  the Company
and Rooster  Products  share management  and certain
sales and marketing and general  and administrative
expenses. The Company and Rooster  Products each  own
50%  of Alliance, and all expenses  incurred  by
Alliance   are billed  to the  owners  based  on
services provided.

Products

MG is primarily engaged in the manufacture and wholesale distribution of residential lighting products.
It is also engaged in the importation and distribution of track lighting and ceiling fans. The following table sets forth the approximate percentage of net sales for each of the Company's principal product categories during the periods shown:


                            Years ended December 31,
                                  1996   1995   1994
Decorative Lighting               55.4%  47.7%  50.0%
Fluorescent Lighting              23.8   21.9   20.6
Track Lighting                    2.3    12.3   13.4
Recessed Lighting                 7.3     5.9    8.5
Beveled Products                  4.8     3.7    4.1
Other                             6.4     8.5     3.4
                                  100.0%  100.0% 100.0%


The  Company  produces numerous fixtures  in  a variety
of styles,  sizes, and finishes.  The Company's largest
product category  is Decorative Lighting which
incorporates  hanging and  surface mounted  lighting
fixtures  and  table  lamps fashioned primarily in
beveled glass, brass, antique brass, oak  trim  and
tiffany glass.  The Company also produces beveled
products  for various customers based on  their
specifications.  The glass plate inserts of various
styles and sizes were used in conjunction with customers
unfinished products. During 1994, the Company developed
a family approach to its lighting fixtures that combined
related fixtures into groups or families that included
ceiling mounted, hanging and table lamps. The  product
families  helped  to  introduce the Company's  new  line
of  table lamps that are fashioned to complement  other
existing styles.   The majority of its decorative  and
fluorescent products are sold under  the ENCORE  label,
or  private label to major retailers.  The Company  also
manufactures  recessed  fixtures  which are installed in
ceilings.  Recessed fixtures are generally used as down
lighting, however, with a variety of accessory trims
they  can  be used for wall washing and spot-lighting.
The Company  imports track lighting and ceiling fans
from China and  Taiwan, respectively. The track lighting
is currently sold only under the LUMIN label.  The
Company sells recessed lighting  fixtures under both the
COMMERCIAL  ELECTRIC  and LUMIN labels.

The  Company  claims a trademark in all words appearing
in boldface   herein.   In  the  opinion  of
management,the Company's registered  trademark position
is adequately protected in all markets in which it does
business.  All of  the  lighting products sold by the
Company  in the United States are listed by Underwriters
Laboratories, Inc. ("UL").  The Company's customers
typically require that  the electrical  products they
purchase display  the UL  listing mark.   The  Company
does not anticipate any difficulty  in maintaining the
right to use the UL listing mark,  however, the
inability of the Company to comply with UL standards and
to  use the  UL listing mark could have a material
adverse effect on the operations of the Company.

Sales, Marketing, and Distribution Activities

The  Company sells its products primarily to major
national retailers.   The  majority of the Company's
sales are  made through  the  direct efforts of its
Chief Executive  Officer and  its  shared in-house sales
and service  staff.   During 1996, approximately  2% of
the Company's  sales  were  from track  lighting
products imported from the Far  East. This percentage
is lower than 1995 and  consistent with  MG's desire  to
eliminate track lighting from its core  lighting
program. MG anticipates the reduction  of  its remaining
track lighting inventory throughout 1997.

The  Company also sells to its customers through
independent nonexclusive sales representatives who are
compensated on  a commission  basis.   During 1996, MG
sales  representatives accounted  for  approximately 13%
of   the  Company's  total sales  compared with
approximately 11% and 15% in  1995  and 1994,
respectively.  MG seeks to decrease its  reliance  on
outside sales representatives.

MG   relies   primarily  on  its  reputation  for
quality, innovative design, competitive pricing and
service to obtain sales.  The  Company  uses extensive
"point   of sale" advertising materials, including
lithographed product boxes with  color pictures showing
product features which  allow retailers to use
available  floor and   shelf space effectively.

In  1996, the Company's single largest customer, Home
Depot, accounted for approximately 74% of total revenues, compared to 47% in 1995. The dependence upon Home Depot as the Company's primary source of revenue leads to the possibility that the loss of this customer would have a material adverse effect on the Company's operations as a whole. In 1996, Lowes, accounted for 8% of total revenues, compared to 21% in 1995. Although the Company derived a significant portion of revenue from Lowes during 1995, the Company does not believe that the loss of Lowes as a customer would have an adverse effect on the operations as a whole.

During 1996 the Company entered into a new marketing arrangement with its largest customer, to which it sells under the private label, Hampton Bay which is owned by that customer. This agreement was pursuant to a plan by this customer to provide its own in-store service function, and to no longer purchase the in-store service embedded in the price of the fixtures sold by the Company. As a result, the Company terminated the in-store service group previously operated by the Alliance, and established a direct shipment program from the factory in Mexico directly to the customer for these Hampton Bay fixtures. The Company intends to pursue other direct shipment programs in 1997.

During the first quarter of 1996, the Company entered
into a joint  venture agreement with another lighting
manufacturer to  commercialize  a  new  innovative low
voltage  halogen recessed lighting product for the
Electrical Distributor and Home Center marketplaces.
The test of the original unit was initially scheduled
for the summer of 1996 and was postponed one  year.
During the fourth quarter of 1996  the  Company notified
the joint venture  partner  of  the Company's intention
to terminate the joint venture arrangement due to
nonperformance.   The joint venture  partner  has not
yet responded  to  this notice.  There can be no
assurance that this  matter will be resolved in the
Company's favor.The Company  has continued  to refine
the product,  which is currently undergoing  UL
testing.   MG  anticipates the redesigned  product will
be test marketed in the summer of 1997, and, if
successful, will be introduced in the fall of 1997.
During  1996, the Company distributed products to
customers from  its  warehouses  in San Antonio, Texas,
and  Memphis, Tennessee,  and directly from its
factories in Mexico.  All domestic   warehouse   and
distribution   activities were consolidated to the San
Antonio warehouse during the second quarter  of  1996
while shipments made directly from  the factory
continue.  Certain inventory remains at the Memphis
location  and is transferred to San Antonio as it  is
sold. For further discussion of the Memphis warehouse
closure see Item 2. "Properties".

The Company's manufacturing and distribution activities may be affected by seasonal changes in demand which may lead to a backlog of orders. For MG, the term "backlog" refers to customer orders that have not yet been filled and shipped. As product is produced, the order is processed and the order shipped. On March 20, 1997, the Company's backlogs amounted to $817,300 compared to $783,000 on the same date in 1996.

Manufacturing and Suppliers

Throughout  1996, the Company manufactured the majority
of its  products in its manufacturing facilities in
Tijuana and Monterrey.  In  December 1996, however, the
Company  ceased production in its Tijuana manufacturing
facility.   Much  of the production from  the Tijuana
facility   has   been transferred  to  the  Company's
Monterrey  facility.  The Company also purchases
finished goods built to the Company's specification,
from a facility in Guadalajara owned  by  the Company's
majority shareholder, Exportadora Cabrera S.A.  de C.V.
("Exportadora"). Substantially all of  the  Company's
products   are manufactured  based on its   own design
specifications.   MG's finished products are packaged
and labeled  under the brand names ENCORE, COMMERCIAL
ELECTRIC, and LUMIN or under a customer's private label.

All  of  the  Company's  track lighting  and  certain
other lighting products are imported from one supplier
in the  Far East.   While  MG's relationship with this
supplier  remains strong,  the Company experienced some
interruptions  in  the supply  of track lighting
products during 1995 and 1996  due to  MG's  inability
to consistently meet agreed upon payment terms  with
the supplier.  Further, as the Company continues to
align itself  to  return  to profitability, management
discontinued  the  track  lighting  program in  late
1995. Minimal  sales of track lighting will continue
into 1997 as the remaining inventory is sold.

The  Company  has  no long-term contracts with  any of
its suppliers.   The Company follows the practice
generally of having  at least two sources for all
component parts or raw materials and no single supplier
provides in excess of  25% of  MG's component parts or
raw materials.  During 1996, the Company experienced
frequent interruptions in the supply  of component parts
and raw materials due to MG's inability  to consistently
meet  agreed upon payment terms  with various vendors.
In addition, several key vendors have modified MG's
payment terms to require either advance payment or cash
on delivery.  The interruption in the supply of parts
during 1996 has contributed  significantly  to the
Company's operating losses during the year.

The   Company  is  subject  to  certain  Federal
(including Mexican),   state   and   local environmental
laws and regulations.  The Company believes that it
complies  in all material  respects with  all  such
laws and regulations. Compliance with environmental
protection laws has not had a material  adverse  impact
on MG's financial condition or results  of  operations
in the past and is not expected  to have a material
adverse impact in the foreseeable future.

The   Company  enjoys  good  working  relations  in
Mexico. However,  the Company's financial condition and
results  of operations would be adversely effected if
MG's manufacturing facility  in  Monterrey, Mexico
experienced a disruption  in production  or  delivery
due to political instability  or otherwise.

The   Company   uses  the  services  of  shared   in
house administrative personnel, independent customs
agents and a subsidiary  of Exportadora to comply with
U.S.  and Mexican customs  laws in connection with its
facility and operations in Monterrey.

Competition

MG  competes  with  other  manufacturers  and importers
of similar products.  Competition from products imported
from China   has  greatly intensified  in recent  years.
The Company's  ability to compete successfully  depends
on its ability  to supply its customers with high
quality products and  service  at  competitive prices.
The Company believes that its knowledge of the building
material/home improvement retail  industry, combined
with its  Mexican manufacturing operations and
distribution,   and customer service capabilities allows
it to compete effectively. The Company may  need to
adjust its operations periodically and, in some cases,
significantly, in response to rapidly changing market
conditions prevalent  in  the industry. Such
adjustments could prove  costly  and adversely affect
the  Company's profitability.  There also can be no
assurance that advances in  competing products which
improve performance or  lower product cost  or both and
other discoveries or developments will not render
certain of the Company's products or product lines
obsolete.

Product Liability

Due to the nature of Company's products, the Company has exposure to possible claims for damages resulting from the failure of such products. While no material claims have been made against the Company during 1996 and the Company maintains $2.0 million in product liability insurance, there can be no assurance that claims will not arise in the future, that the proceeds of the product liability policy will be sufficient to pay such claims or that the Company will be able to maintain the current level of insurance.
Any losses the Company may suffer from future product liability claims, and the effect that such litigation may have upon the reputation and marketability of the Company's products, may have a material adverse effect on the Company's financial condition.

Employees

The Company is dependent upon certain key management and technical personnel, and its future success will depend partially upon its ability to retain these persons. The Company must compete with other companies and organizations to attract and retain highly qualified personnel. There can be no assurance that the Company will be able to retain or attract such highly qualified personnel.

The   Company   does  not  directly  employ  any full
time administrative   employees.    Under   the cost
sharing arrangement  with  Rooster  Products,  the
Company shares certain administrative, selling and
marketing employees. As of  March  20, 1997, the Company
shared in its  San Antonio corporate  offices 106 full-
time employees and  4 temporary employees.  Also as of
March 20, 1997, the Company shared an additional  2
employees in its retail sales  and  service organization
located in various geographical  areas around the US.

The  Company's  manufacturing operations  in Monterrey
employed  as of March 20, 1997, approximately 575
employees. Of  these,  actual  direct labor production
employees  were approximately  462 while the remainder
are supervisory  and administrative.   The Company's
employees in  Monterrey  are represented  by a Mexican
union.  The Company  has  never experienced a work
stoppage and considers labor relations to be good.

Restructuring and Mergers

On March 7, 1990, the Company filed a petition under the provisions of Chapter 11 of the United States
Bankruptcy Code with the United States
Bankruptcy Court for the Central District of California as Case No. SB 90-01995DN. Mr. Patrick Farrah, a co-founder of
The Home Depot, Inc., led a group of investors to acquire all MG's equity securities, and restructured and refinanced MG with needed working capital. During the period following confirmation of the Company's Plan of Reorganization on September 28, 1990 and through June 21, 1993, Mr.
Farrah and his group of investors infused $4,567,000 of new equity funds into the Company. In addition, they revamped and revitalized MG's management and moved the Company's manufacturing facility from Colton,
California to Tijuana.

On  March 25, 1993, the Company anand Crest
Industries, Inc. ("Crest")  executed  an Agreement and
Plan  of Merger  (the "Plan"). The Plan called for the
merger of Crest with  and into MG. On April 2, 1993
Crest filed a petition under the provisions  of  Chapter
11 of the United States Bankruptcy Code  with  the
United  States Bankruptcy Court, Southern District  of
Florida,  as Case  #93 1135-BKC SMW.  Crest concurrently
filed its Plan of Reorganization, a  Disclosure
Statement   and related documents.   On June  21,
1993, following a Confirmation Hearing on June  18,
1993,  the Merger was effected.  Crest was involved in
the manufacture, importation and distribution of track
and recessed lighting, and ceiling fans as well as other
home improvement products. In  connection  with the
Crest acquisition,  the  Company acquired  a  49.5%
interest in Crest Fan Industries  Taiwan, Ltd.,  a
Taiwanese corporation which manufactures  ceiling fans.

In December 1996, production at the Company's manufacturing plant in Tijuana ceased, concurrent with a strike of the workers union at this location. This facility was operated by the Company's wholly owned subsidiary, Productos M.G. The decision was made to close the Productos M.G. plant since the Company had been unsuccessful in reducing plant overhead to an acceptable level, and because of reduced sales volumes which reduced the economic viability of maintaining two separate production facilities.

The  machinery  and  equipment and  remaining inventory
of Productos M.G. are in the possession of the union,
and legal action  has been taken by the union to recover
amounts  owed to  the plant workers and the union
through the sale of  the equipment and inventory.  The
Company's Mexican counsel  has advised the Company that
they should surrender the assets to satisfy  the amounts
owed to the workers  and  the union. Accordingly,  the
Company  has written  off the remaining inventory and
fixed assets of Productos M.G., as well as all
liabilities  to  the workers and the union,  and
related payroll  taxes. This resulted in a
loss  of  approximately $1,652,000, included in
Restructuring  and  Other  Charges. The Company   and
its counsel  believe   the   remaining liabilities of
Productos M.G. must be repaid, accordingly accruals
remain for the other liabilities of Productos M.G.,
primarily  lease obligations guaranteed by the Company,
and amounts  payable to raw material vendors in Mexico
and the United States.

Productos M.G. had previously ceased making payments on
the lease for the production facility in 1995 and the
lessor  of the  facility  has  filed suit in Mexican
courts  for  nonpayment  of  rent.   The Company has
filed a  countersuit alleging impropriety of the dollar
based contract under Mexican law. The  Company has recorded a reserve of $436,000  related  to this matter, and does
not expect to have to pay an amount in excess  of  the
accrual. However, there can be no assurance that  the
Company  will be successful  in defending  this lawsuit,
or that a loss greater the amount accrued will not be
incurred.

Transactions

During  1994,  the Company issued $3,900,000 in
subordinated notes payable to Exportadora.  These notes
were converted at $2.65 per  share  into 1,471,000
shares of  the  CompanyOs Common   Stock  in December
1994. Concurrent  with the conversion  of the debt, the
CompanyOs then Chief Executive Officer  sold Exportadora
1,000,000 shares of the  CompanyOs Common  Stock at
$0.10 each, which were owned by  the  Chief Executive
Officer, for $100,000.

During 1995, the Company issued 600,000 common shares at $1.25 each to its former Chief Executive Officer in exchange for $750,000 of subordinated notes payable.
Also, in 1995 the Company issued 1,132,068 additional common shares to Exportadora at $1.25 each in exchange for $1,415,085 of subordinated notes payable.


On  September 30, 1996, the Company and Exportadora
Cabrera S.A.   de   C.V.   (Exportadora),  the Company's
majority shareholder,  executed  an exchange agreement,
pursuant  to which  Exportadora  exchanged $2,003,142 of
the  Company's indebtedness  to Exportadora for
3,642,076 shares  of  the Company's common stock at
$0.55 a share. This indebtedness included  $1,326,000 of
accounts payable to Exportadora  and certain  of its
subsidiaries.  It also included $371,000  of notes
payable and $306,000 of interest accrued in 1995  and
1996 on advances made by Exportadora during 1995 that is
due to Exportadora.

Item 2.   Properties.

In June 1993, the Company established a manufactururing facility in Monterrey. The Monterrey facility occupies approximately 206,000 square feet and is leased under a 5 year agreement at a total annual cost of approximately $552,000. The Company will have the option to renew this lease at the end of its term, and will evaluate its position at that time.
Machinery and equipment with a net carrying value of $1,005,000 is currently located at Monterrey, and is adequate to meet current production levels.

In  June  1994, the Company had entered into a lease for
a warehouse  and distribution facility in Memphis,
Tennessee. The Memphis lease provided for 120,000 square
feet from June 1,  1995 through the remainder of the
lease term which  runs through  May  2001,  at a  base
monthly rental  rate of approximately   $0.19  per  square
foot representing an additional  rental  contingency of $922,500.
During 1996, rental expense for this facility was approximately
$270,000. In  June  1996 the Company ceased using its
Memphis facility for distribution.   The Company
continues to  pay  rent as inventory  is  sold  and
transferred  to San Antonio  for distribution.   The
Company is  in negotiations  with  the lessor and a
leasing agent to sublease the warehouse.The ultimate
resolution of this matter, which  is  expected to occur
within one year, is not expected to result in a loss in
excess of the Company's accrual of $176,000. However,
there can  be  no assurance  that  the Company will be
successful in obtaining a sub-lease, or that a loss
greater than the current accrual will not be incurred.

During  1995 , the Company's corporate office was
relocated from  Chula Vista, California to San Antonio.
During 1995 the landlord alleged a breach by the Company
under  its lease   agreement covering  the Chula Vista,
California facility.  The Company was a defendant in a
lawsuit filed in December 1995  with respect  to this
alleged  breach  of contract.    In December  1996, the
Company reached a settlement of this lawsuit for
$315,000.  See Item 3  herein for further discussion
regarding legal proceedings.

As a result of the Company's decision to move its
operations to  San  Antonio, the Company obtained the
use  of office  space and a warehouse/distribution
facility  through its  cost sharing agreement with
Rooster Products.   During 1996 this  provided  the
Company with approximately  20,000 square feet  of
shared office space.The warehouse/distribution facility
provided 35,000 square feet at  an annual direct cost of
$98,400.  The Company's current need  for furniture and
office equipment are adequately met through  the  cost
sharing agreement with Rooster Products. The
warehouse/distribution facility contains $71,000  in
machinery  and equipment.  The machinery and equipment
is adequate for the warehouse and distribution levels
of  the Company.

In  December 1996, the Company announced the closure of
its Tijuana manufacturing facility,   which the Company
had  used  since  1994.   During 1994, the Company
leased 108,000 and 20,000 square feet of space in two
manufacturing facilities  in Tijuana, at an aggregate
annual  cost of approximately $427,000 under leases
which expire in April 1997,  and November 1998,
respectively.  In December  1994, the 20,000 square foot
facility was closed and the beveled glass manufacturing
operations being conducted there  were consolidated into
the Company's existing 108,000 square foot facility in
Tijuana.  Under a 6-month buy out agreement with the
landlord, which cost the Company approximately $38,000,
the   lease   for  the  20,000 square  foot  facility
was terminated.  The  Company's  remaining  lease  in
Tijuana provides  for  an  annual cost of living
adjustment  not to exceed  5%.   During 1996, annual
rental  expense for this facility  was approximately
$307,000. See Item 3 herein  for further discussion
regarding a lawsuit filed by the landlord alleging a
breach of the lease agreement.

Item 3.   Legal Proceedings.

An  action was filed on April 19, 1995 against the
Company by  a  former employee in the Superior Court for
the County of  San  Diego, California Case No SB003757.
This action sought  compensatory  and punitive damages
for breach  of contract    and sex,   racial   and
national origin discrimination, among other allegations.
In July 1996, the Company was successful in settling
this suit for a sum  of less  than 5% of the Company's
current assets at June  30,   1996.   The  full effect
of this settlement is recorded  in the Company's
financial statements.

During 1995, the Company relocated its corporate offices from Chula Vista to San Antonio pursuant to its restructuring plan begun in December 1994. During
1995 the landlord alleged a breach by the Company under its lease agreement covering the Chula Vista facility.
The Company was a defendant in a lawsuit filed in December 1995 with respect to this alleged breach of contract. In December 1996, the Company settled the lawsuit with its former landlord for $315,000.

As  of  December  31, 1996, the Company has  accrued
rental obligations  totaling $436,000 on its lease for
the Tijuana facility.   The landlord of the facility
filed suit  in  the Mexican courts for non-payment of
certain rental obligations during  1995.   The Company
has countersued  the  landlord alleging the impropriety
of a dollar based contract pursuant to the laws of Baja
California, Mexico.  The Mexican courts are  expected to
reach a decision on the case during  1997. No assurance
can be given, however, that the  Company  can
satisfactorily  defend its lawsuit and not incur
additional liability  in  the  near term beyond the
Company's  accrued amount.

The legal proceeding in Mexico related to the closing of the Tijuana plant and the ultimate disposition of its assets and liabilities has not yet been resolved, and may not be resolved in the near term. Therefore, uncertainty exists as to whether the plant and equipment and work in process inventory claimed in the possession of the union will fully satisfy the liabilities to the workers and the union, and the related taxes. Additionally, their can be no assurances that future claims will not be made against the Company or Productos M.G.

Item 4.   Submission of Matters to a Vote of
          Securities Holders.
           None.

                         PART II

Item  5.   Market for Registrant's Common Equity
andRelated Stockholder Matters.


The  Company's  Common Stock traded on the  NASDAQ
National Market  System until July 1996 when it became
listed on  the NASDAQ  Small Cap Market until October
1996.   It  then  was included  in the OTC Bulletin
Board Service of the  National Association  of
Securities Dealers, Inc.  In each  case  the listing
symbol was MGPR. The following table sets forth the high
and low sales prices for MG's Common Stock during the
periods shown.


                  High   Low
1995
First Quarter  .  3 5/8  1 1/4
Second Quarter .  2 1/4  1 1/8
Third Quarter. .  1 3/4  1 1/8
Fourth Quarter.   1 3/8  0 1/4
      . .
1996
First Quarter     1 1/4  0 1/4
Second Quarter .  5 3/4  0 1/2
Third Quarter. .  2 3/8  0 7/8
Fourth Quarter.   1 0/0  0 3/16
     . .


On March 20, 1997, the closing price of the Company's
Common stock,  as  quoted  on the OTC Bulletin  Board
Service  was $0.50.   As  of March 20, 1997 there were
approximately  139 holders of record and in excess of
900 beneficial owners  of the  Company's Common Stock.
The prices shown above reflect inter-dealer  prices,
without retail mark-up, mark-down,  or commission, and
may  not necessarily  represent   actual transactions.

The Company has not paid and does not presently intend to pay cash dividends on its Common Stock. The
Company's agreements with its lenders also prohibit the payment of cash dividends. Dividends on the Common Stock will depend on business and financial conditions, earnings and other factors and are subject to declaration by the Company's Board of Directors at its discretion.

The  transfer  agent and registrar for the Company's
Common Stock  is  ChaseMellon Shareholder Services, 400
South  Hope Street - 4th Floor, Los Angeles, California
90071.

Sale of Unregistered Securities in 1996

On  September 30, 1996, the Company sold 3,642,076
shares of Common Stock at $0.55 each to Exportadora, its
parent, in cancellation   of   $2,003,142  of
indebtedness owed to Exportadora.  See "Transactions"
under Item 1. Exportadora purchased those shares for an
investment.

The shares were not registered under the Securities Act of 1933 in reliance on the exemption from registration contained in Section 4(2) of such Act.

Item 6.  Selected Financial Data.

The selected financial data presented below under the captions "Statement of Operations Data" and "Balance Sheet Data" for, and as of the end of, each of the fiscal years in the five-year period ended December
31, 1996, are derived from the audited financial statements of MG Products, Inc. The selected financial data should be read in conjunction with the Company's financial statements and notes thereto and "Management's Discussion and Analysis of Financial
Condition and Results of Operations".


  Year ended December 31,   1996       1995      1994      1993      1992
                  (Dollars in thousands, except per share amounts)

STATEMENT OF
OPERATIONS DATA:
Net sales                  $21,327    $28,291   $48,727   $37,332   $19,438
Net income (loss)          $(7,519)   $(7,370)  $(16,243) $(3,386)  $ (820)
Net income (loss)
per common share           $(0.65)    $(0.78)   $(2.29)   $(1.06)   $0.26

Weighted average number
of outstanding shares
of common stock and
common stock equivalents   11,484,714 9,447,856 7,102,361 3,197,691 3,178,236

BALANCE SHEET DATA:

Total assets               $11,700    $16,892   $25,608   $29,336   $6,982

Working capital (deficit)  $(2,577)   $   551   $ 6,266   $14,163   $2,021

Long term debt, less
current maturities         $2,028     $    38   $   448   $ 1,064   $  823

Total stockholders'
equity (deficit)           $ (738)    $ 4,778   $ 9,982   $19,383   $1,728


Item  7.   Management's Discussion and Analysis ofFinancial Condition and
Results of Operations

Overview

The  Company  is  primarily engaged in the
manufacture and wholesale   distribution  of decorative,
fluorescent and recessed lighting as well as  beveled
glass products. It is also  engaged in the importation
and distribution of  track lighting  and ceiling fans.
The track and recessed  lines were added in June 1993,
through the merger with Crest. In late 1995, the Company
discontinued its track lighting lines due  to
competitive pricing pressures. As the last of  the track
lighting inventory is sold, MG plans to  concentrate its
production and distribution efforts on its other product
lines.

In  an  effort to increase efficiencies, improve order
fill rates,  and implement sound marketing programs, the
Company has  been  involved in various cost cutting
activities.   In the  second quarter of 1995, the
Company's corporate  office and warehouse/distribution
facility in  Chula Vista was closed.  The Company's
corporate office was relocated  to  San Antonio under a
cost sharing arrangement  with Rooster Products, in an
effort to  reduce the Company's overhead.  As a part of
this plan, the Company and  Rooster Products agreed to
share certain employees  and administrative, selling
and marketing  expenses. In  an effort to further reduce
overhead, MG moved its distribution function  from
Memphis to San Antonio in the second quarter of 1996,
and closed its production facility in Tijuana during the
fourth quarter of 1996, consolidating production in the
Monterrey facility.

The Company has incurred substantial losses in the past
four years,  including a loss of $7,519,000 for the
year ended December  31,  1996.   Management  is
attempting to raise additional  capital to fund its
ongoing operations. While management  believes  it will
be successful, there are no assurances that sufficient
funds will be available  to meet the Company's
requirements to fund operations and scheduled repayments
of current debt through 1997.

Results of Operations

The following table sets forth certain items expressed as a percentage of net sales.


                           Percentage of Net Sales
                            1996    1995     1994

Net Sales                   100.0%  100.0%   100.0%
Cost of sales               101.6%   91.3%    98.0%
Gross profit(loss)          (1.6)%    8.7%     2.0%

Operating expenses:
 Sales and Marketing          6.9%   12.5%    16.9%
 General and administrative  16.8%   19.7%    14.7%
 Restructuring charges        7.8%    0.0%     3.1%

Total operating expenses     31.5%   32.2%    34.7%

Loss from operations       (33.1)%   (23.5)%  (32.7)%


Fiscal 1996 Compared with Fiscal 1995


Net sales in 1996 decreased 25% to $21.3 million from $28.3 million in 1995. The decrease in 1996 sales is attributable primarily to a reduction in the size of the Company's customer base both in terms of number of customers and a decline in the number of the Company's products placed with remaining customers. This resulted in decreases in unit volumes of all product categories sold by the Company. In addition, sales decreases in 1996 resulted from certain of the Company's customers reducing purchases of some or all of the Company's products due to the Company's inability to ship orders at acceptable fill rates on a timely basis as a result of continued cash flow and liquidity shortages.

Cost  of sales for the period ended December 31, 1996,
were $21.7  million,  resulting  in a negative  gross
margin  of (1.6%)  compared  to the gross profit margin
percentage  of 8.7%  for the comparable period in 1995.
The negative gross margin  for  1996  was  primarily
caused  by  manufacturing variances   generated   in the
Company's Mexican based manufacturing  facilities.
These  negative variances were primarily  caused  by
inefficiencies caused  by cash  flow shortages which
interrupted the availability of certain  raw materials.
These  cash shortages negatively impacted  the Company's
ability to purchase  needed raw materials  insufficient
quantity  to  maximize volume and purchase discounts.
Consequently cost of sales includes a charge of
approximately $1.4 million to reflect approximately
$690,000 of  excess  production and overhead costs
incurred  in  the Company's manufacturing plants, and
approximately  $700,000 of inventory  writedown.  The
Company has made  changes in products,  is  updating
bills-of-material,  made management changes in the
manufacturing facilities, and is making other changes to
overhead and distribution activities to eliminate
inefficiencies in the production process.  As  described
in Item  1 "Restructuring and Mergers", as  a  cost
reduction measure,  the Company also ceased production
in the Tijuana manufacturing facility.

Sales and marketing expenses decreased 58.6% to $1.5 million, or 6.9% of sales during 1996, from $3.6 million, or 12.5% of sales in 1995. This decrease is attributable primarily to the cost sharing arrangement the Company entered into with Rooster
Products during 1995. Under the terms of this arrangement, the Company and Rooster Products share certain sales and marketing expenses.

General and administrative expenses decreased 35.8% to $3.6 million, or 16.8% of sales during 1996, from $5.6 million, or 19.7% of sales in 1995. This decrease is attributable primarily to the cost sharing arrangement the Company entered into with Rooster
Products during 1995. Under the terms of this arrangement, the Company and Rooster Products share certain administrative expenses.

Restructuring  and Other Charges of $1.7  million  in
1996 represent an accrual for management's estimate of
expenses related  to  the restructuring plan of closing
the Tijuana facility,   and   future expenses  related
to employee termination's, lease commitments,  write-off
of leasehold improvements,  and  employee  severance
and other  costs. There  can be no assurance that the
estimated accrual  will be adequate to cover actual
future costs.

Interest  expense decreased 30.5% to $728,000 during
1996, from  $1,046,000 in 1995 as a result of lower
average loan balances  outstanding and lower interest
rates during  the year.   As a percentage of sales,
interest expense, net  in 1996 was 3.4% compared to 3.7%
in 1995.

Income from equity in earnings of joint venture of $262,000 in 1996 relates to the Company's share of the estimated 1996 earnings of Crest Fan Industries
Taiwan, Ltd., in which the Company acquired a 49.5% interest in 1993.

As a result of the foregoing operational results, the Company's net loss increased to $7.3 million, or $(0.65) per weighted average share during 1996 from $7.4 million, or $(0.78) per weighted average share in 1995.

Fiscal 1995 Compared with Fiscal 1994

Net  sales  in  1995 decreased to $28.3 million  from
$48.7 million in 1994.  The decrease in 1995 sales is
attributable primarily to a decline in the Company's
customer base  both in  terms of number of  customers
and a decline of placement of  the  Company's products
with remaining customers. This resulted  in  decreases
in  unit  volumes  of  all product categories   sold  by
the  Company.   In addition,   sales decreases
in 1995 resulted from certain of  the  Company's
customers reducing purchases of some or all of the
Company's products  due to the Company's inability to
ship orders at acceptable  fill  rates on a timely basis
as a  result of continued cash flow and liquidity
shortages.

Cost of sales during 1995 decreased 46% to $25.8 million
(or 91.3%  of sales)from $47.7 million (or  98.0%  of
sales)during  1994.  As a result of the decreased cost
of sales, gross  profit margin as a percent of sales
increased  during 1995  to  8.7%, from 2.0% in 1994. The
decrease in cost  of sales and related increase in gross
profit margin in 1995 is partially due to the
improvement in the Company's efforts to generate
favorable manufacturing variances in  its  Mexican based
manufacturing facilities.  For the year ended December
31, 1995,  the Company's manufacturing facilities
generated unfavorable    manufacturing variances which
totaled approximately  $1.8  million compared to
approximately $6.1 million  at December 31, 1994 caused
by excess manufacturing capacity  and inefficiencies in
manufacturing  operations. The unfavorable manufacturing
variances  generated  during 1995  were primarily
attributable to periodic raw material parts shortages
caused by the Company's cash flow problems. In an
effort to  improve these  cash flow  problems  and
maintain reasonable  production, the  Company
aggressively reduced its total inventory by
approximately $5.1 million by focusing on and selling
those products which were able to be produced with
existing inventory.  Many of the sales were at reduced
sales  prices  and  in  some  instances below the
Company's inventory  carrying  cost.   In  late 1995,
the Company  discontinued  its track  lighting program
due to competitive pricing pressures on this category
that produced low  gross margins.  The Company continues
to address  labor and  overhead cost  reduction and
productivity  improvement issues, as well as raw
material cost reductions.

Sales  and marketing expenses decreased 57% to $3.6
million, or 12.5% of sales during 1995, from $8.2 million, or 16.9% of sales in 1994. This decrease is attributable primarily to the cost sharing arrangement the Company entered into with Rooster Products during 1995. Under the terms of this arrangement, the Company and Rooster Products share certain sales and marketing expenses. Included in the 1994 sales and marketing expense is a nonrecurring charge totaling
$1.1 million for the write off of previously capitalized assets related to the Sears home delivery program discontinued in September, 1994.

General  and administrative expenses decreased 22%  to
$5.6 million,  or 19.7% of sales during 1995, from $7.2
million, or  14.7%  of  sales in   1994.  This decrease
is attributable primarily  to  the  cost  sharing
arrangement  the Company entered  into with Rooster
Products during 1995. Under the terms  of this
arrangement, the Company and Rooster Products share
certain administrative expenses.

Interest expense increased 41% to $1,046,000 during 1995, from $740,000 in 1994 as a result of higher average loan balances outstanding and higher interest rates during the year. As a percentage of sales, interest expense, net in 1995 was 3.7% compared to 1.5% in 1994.

Income from equity in earnings of joint venture of $332,000 in 1995 relates to the Company's share of the estimated 1995 earnings of Crest Fan Industries
Taiwan, Ltd., in which the Company acquired a 49.5% interest in 1993.

As a result of the foregoing operational results, the Company's net loss decreased to $7.4 million, or $(.78) per weighted average share during 1995 from $16.2 million, or $(2.29) per weighted average share in 1994.

Liquidity and Capital resources

The  opinion  of  the Company's independent auditors
which accompanies the Company's consolidated financial
statements for  the  period ended December 31, 1996
contains a  "going concern"uncertainty  emphasis
paragraph  due to the Company's continued losses and
concerns for the Company to generate  sufficient cash to
provide for its operation in both  the  near  and  long-
term.  As discussed  below, the Company obtained
additional debt financing and finalized  a new  working
capital credit facility during 1996. The Company
initiated a series of restructuring efforts during 1995
and  1996 designed to improve operating results  and
cash  flow from operations. During 1995, management
began to actively   seek prepayment  terms  in  exchange
for prepayment  discounts from its customers  on  new
orders. Pursuant  to  this policy, the Company was
successful  in obtaining significant  prepayments from
its   principal customer. The Company stopped receiving
such advances  in April 1996.  There can be no
assurance, however, that  the new financing arrangements
will be sufficient or that  the restructuring   plan
will  be successful   in improving operating results in
the long term.

During 1996, the Company's operating results were negatively impacted by cash flow and liquidity shortages experienced during the year. At December 31, 1996, the Company had a working capital deficit of $2,577,000 compared to working capital of $551,000 at December 31, 1995. The primary cause for the decrease in working capital was the significant reduction of the Company's current inventory balances of approximately $4.4 million while reducing its current liabilities by approximately $1.7 million.

The  Company's current ratio and quick ratio at December
31, 1996  were  0.75:1  and  0.26:1, respectively,
compared  to 1.05:1 and 0.26:1, respectively, at
December 31,  1995.The decreases  in the  Company's
working capital  and working capital ratios during 1996
resulted primarily from continued operating  losses
incurred during the year.   A portion  of its  trade
payables were outside their stated terms.      This
situation  has  caused an interruption in  the shipment
of certain raw materials and has had a negative effect
on the Company's results of operations.

In  May  1996, the Company obtained a  $2.0
million working  capital  loan  from Morgan  Guaranty
Trust.  The note is due on demand, or if no demand is made,
on May 31, 1997. The interest rate on this loan is prime (8.25%
at December 31, 1996).  The loan is guaranteed by
interested third parties. The  Company does not expect
the guarantees to be renewed and  therefore the note is
unlikely to be extended on  its due  date  causing a
further liquidity shortage. Replacing this financing is
critical to the Company's working capital needs.

In July 1996, the Company finalized a new long-term credit agreement with The CIT Group, a commercial finance company. The CIT Group agreed to advance up to $4.5 million to the Company based on an 80% advance rate for eligible accounts receivable, and 50% for eligible inventory. Advances are collateralized by all of the Company's accounts receivable and inventory, as well as by its equipment. Advances bear interest at an annual rate of prime plus 1.5% (9.75% at December 31, 1996). The Company's obligations under this agreement are guaranteed by Rooster Products and the Alliance.
Initial proceeds under the new credit agreement were utilized to pay-off the outstanding balance due Heller
Financial. Subsequent proceeds received by the Company were used for working capital purposes. The balance on this credit facility was $2,028,211 at December 31, 1996. All outstanding amounts under this facility are due in July 1999.

In  July  1996  CIT also finalized a long-term  $10
million credit  agreement with Rooster Products which is
guaranteed by  Exportadora  and the Alliance.  Both
credit agreements  with CIT  contain cross default
provisions. Exportadora, Rooster Products, and the
Alliance have subordinated their claims on the Company
to CIT's claims.

Until July 1996, the Company's revolving note payable had been with Heller Financial and provided for factoring of certain trade receivables. The receivables, upon approval of Heller Financial, were factored without recourse as to credit risk, but with recourse for any claims by the customer for adjustments in the normal course of business relating to pricing errors, shortages, damaged goods, etc. In
July 1996, this agreement was terminated and the account settled with proceeds from the new revolving credit facility with CIT Group discussed above.

On September 30, 1996, the Company and Exportadora, the Company's majority shareholder, executed an exchange agreement, pursuant to which Exportadora exchanged $2,003,142 of the Company's indebtedness to Exportadora for 3,642,076 shares of the Company's common stock at $0.55 a share. This indebtedness included $1,326,000 of accounts payable to Exportadora and certain of its subsidiaries. It also included
$371,000 of notes payable and $306,000 of interest accrued in 1995 and 1996 on advances made by Exportadora during 1995 that is due to Exportadora.

During  1996 the Company renewed a $2.0 million loan
from a Mexican  bank for its subsidiary in Monterrey.
The loan,  which  is  funded through an agency  of  the
Mexican government  to  support  Mexican  exports,
currently  bears interest  at an annual rate of 11.875%
and is due  June  30, 1997.   Upon application by the
Company, the bank,  at  its discretion,  may approve a
renewal of the loan  for further additional  periods.
Initial proceeds from the  loan  were primarily  used to
manufacture finished goods for export  to the United
States. Payment of principal and interest on the loan is
jointly  and  severally  guaranteed  by  Alejandro
Cabrera Robles, a director of the Company and Chairman
of Exportadora.

The Company directly received several short term noninterest bearing working capital advances from Rooster Products aggregating $140,000 in 1996, compared to $60,000 during 1995. No amounts were outstanding at the end of the year for these direct advances in 1996.
Further, as part of the cost sharing arrangement with Rooster Products more fully described in Item 1.
Introduction and in Note 11 to the financial statements, the Company owes the Alliance approximately $1,126,000 in 1996, compared to $630,000 during 1995.

During 1995, the Company issued 600,000 common shares at $1.25 each to its former Chief Executive Officer in exchange for $750,000 of subordinated notes payable.
Also, in 1995 the Company issued 1,132,068 additional common shares to Exportadora at $1.25 each in exchange for $1,415,085 of subordinated notes payable.

During  1994, the Company issued $3,900,000 in
subordinated notes  payable to Exportadora.  These notes
were  converted at  $2.65  per share into 1,471,000
shares of the CompanyOs Common  Stock  in  December
1994. Concurrent  with   the conversion of the debt, the
Company's then Chief  Executive Officer  sold
Exportadora 1,000,000 shares of the Company's Common
Stock at $0.10 each, which were owned by the  Chief
Executive Officer, for $100,000.

The Company is currently in discussion with other
potential lenders  to  provide for its short and  long
term  working capital  needs.   While  management
believes it  will  be successful,  there are no
assurances that sufficient  funds will  be  available to
meet the Company's  requirements  to fund operations and
scheduled repayments of  current  debt through 1997.

Income Taxes

At December 31, 1996, the Company had available for
Federal income  tax  purposes net operating loss
carryforwards  of approximately $32,700,000 pursuant to
Internal Revenue Code Section 382   of  which
$11,100,000  is  available   for utilization  without
limitation.  The Company  incurred  an ownership change
under Section 382 of the Internal  Revenue Code of 1986
in November 1994.  Accordingly, it is expected that the
use of  $21,600,000  of  net  operating loss
carryforwards generated prior to  December  1994 will be
limited  to approximately $745,000 per year. Based upon
this limitation, the Company will not realize the
benefit of all the loss carryforwards as they expire 15
years from the   year  credited. During  1994,  the
Company   began accounting  for income taxes in
accordance with  Financial Accounting Standards Board
Statement No. 109.  The adoption of this  statement did
not have a material impact on the Company's  financial
position.  Since uncertainty exists on the future
utilization of operating loss carryforwards, the Company
has established a valuation allowance of $13,416,000
which is equal to the deferred tax asset at December 31,
1996.


Item 8.   Financial Statements and Supplementary Data.

The financial statements of M.G. Products, Inc., the notes thereto and the Report of the Independent
Auditors thereon required by this item are filed pursuant to Item 14 of this report on Form 10-K.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.


None.


                        PART III


Item   10.    Directors  and  Executive  Officers   of
the Registrant.

On  September 30, 1996, the Company and Exportadora
executed a Purchase Agreement, pursuant  to  which
Exportadora exchanged  $2,003,142  of  the  Company's
indebtedness to Exportadora  for  3,642,076 shares of
the  Company's common stock.   This  indebtedness
included  accounts payable  to Exportadora  and  certain
of its subsidiaries,  and  notes payable   and   accrued
interest to  Exportadora. After consummation   of this
transaction,   Exportadora owned approximately 51% of
the Company's outstanding common stock. Concurrent with
the execution of the Purchase Agreement, the Company,
Exportadora, Michael Farrah, then a director,  his
sister, Shannon Farrah, and the trusts of which they are
the sole    beneficiaries (Participants) entered into a
Shareholders'  Agreement  also  dated September  30,
1996. Major  provisions  of  this agreement  include
restrictions against the transfer of shares of the
Company's stock by the Participants and for voting
purposes, that,  the  shares  of the  Participants will
be pooled and then  equally  divided between  two groups
(the Farrah Group and  the  Exportadora Group) so as to
achieve equal voting power between the  two groups
despite the fact that one group owns a greater number of
shares than the  other. (See  Item  12. "Principal
Shareholders"  for  the number of shares owned by
certain participants)

On  December 30, 1994, the Company, Patrick Farrah,
Michael Farrah,  the  Michael Patrick Farrah Trust,
Shannon  Farrah, the  Shannon  Ann  Farrah  Trust, Juan
Pablo  Cabrera  and Exportadora Cabrera entered into a
Shareholders Agreement in connection with the sale by
the Company of 1,471,000  shares of  common stock  and
the sale by Mr.  Patrick  Farrah  of 1,000,000 shares of
MG common stock to Exportadora Cabrera. The Shareholders
Agreement (i) restricts the rights of  the parties
thereto to sell, assign, gift or  in  other ways dispose
of their shares in the Company, except as set forth in
the Shareholders Agreement, (ii) provides for certain
rights of first refusal, (iii) grants piggyback
registration rights and  demand registration rights to
Exportadora  and (iv)  provides  that Exportadora may
nominate  up  to four directors,  that the Board of
Directors of the  Company may nominate  up to an
additional four directors with additional directors
appointed  upon  a  mutually agreeable   basis.
Effective October 1, 1995, Mr. Patrick Farrah resigned
his position with  the  Company  and  the Company's
Board  of Directors elected Juan Pablo Cabrera as its
new Chairman of the  Board and Chief Executive Officer.
Michael Farrah was elected to the Board to assume the
board seat vacated by his father, Patrick Farrah, on
October 1, 1995, and resigned  on January 20, 1997.

Directors  are  elected annually and hold office  until
the next   annual  meeting  of shareholders,  or  until
their respective successor are elected and qualified.

At March 20, 1997 there is one vacancy on the Company's Board of Directors and the Board consists of the following six persons of whom the first four were nominated by Exportadora and the next two were nominated by the Company:

                    Juan Pablo Cabrera
                    Alejandro Cabrera Robles
                    Juan Carlos Rodriguez
                    Alejandro Portilla Garceran
                    Charles Chapman
                    Martin Goodman

Information concerning the present Directors, who are also the nominees, and concerning the executive officers of the Company at March 20, 1997 is presented on the following page.


                                   Director     Shares of
Name                     Age       Since        Common Stock
                                                Owned         Percentage

Juan Pablo Cabrera       33        Jan. 1995(2) 30,770         *
Charles J. Chapman(4)    58        June 1993    4,500(6)       *
Alejandro Cabrera
Robles(4) (5)            61        Jan. 1995    7,245,144(3)   51.0%
Martin Goodman(5)        58        June 1993    4,500(6)       *
Juan Carlos Rodriguez(4) 34        Jan. 1995    0              --
Alejandro Portilla
Garceran(5)              44        Jan. 1995    0              __
Eric Williams            34                     2,500(6)(7)    *

All  directors and executive
officers as a group (7persons)                  7,287,414       51.2%

* Less than 1%

1) Includes shares subject to options that are presently exercisable or become exercisable within 60 days after March 20, 1997.
2) Mr. Juan Pablo Cabrera was previously a director from June 1993 to December 19, 1994.
3) Represents shares owned by Exportadora Cabrera, a Mexican corporation controlled by Mr. Alejandro
     Cabrera.
4)   Member of audit committee.
5)   Member of compensation committee.
6) Represents presently exercisable options to purchase shares of common stock but does not include options to purchase shares of common stock which are not presently exercisable.
7)   Does not include 1,200 shares owned by Mr.
     Williams spouse, for which he disclaims beneficial ownership


The  securities  "beneficially owned" by an  individual
are determined  in accordance with the definition of
"beneficial ownership"  set  forth in the regulations of
the  Securities and   Exchange  Commission  and
accordingly,  may   include securities owned by or for,
among others, the spouse and/or minor children of the individual and any other relative who has the same residence as such individual, as well as other securities as to which the individual has or shares voting or investment power or which the individual has the right to acquire under outstanding stock options or warrants within 60 days after April 28, 1997, the record date for the meeting.


    INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS

Juan Pablo Cabrera

Juan Pablo Cabrera was a Director of the Company from June 1993, through December 19, 1994 when he resigned in connection with a then pending transaction with Exportadora Cabrera, disclosed in the last paragraph on page 4. Subsequent to the completion of the transaction, Mr. Cabrera was reappointed as a Director of the Company and was appointed as the Company President and Chief Operating Officer, effective January 4, 1995. Effective October 1, 1995,
Mr. Cabrera was appointed Chairman of the Board and Chief Executive Officer. Mr. Cabrera is also an officer of Rooster Products International, Inc., the U.S.
marketing and distribution subsidiary of Exportadora
Cabrera, based in San Antonio, Texas.

Alejandro Cabrera Robles

Alejandro  Cabrera Robles has served as a  Director  of
the Company since January, 1995.  Mr. Alejandro Cabrera
is the chairman of Exportadora Cabrera, a holding
company based  in Guadalajara,       Mexico, for several
manufacturing and distribution companies.  Mr. Alejandro
Cabrera has  over 36 years   of   manufacturing,
marketing   and distribution experience in Mexico, and
currently serves on the board of directors of several companies in Mexico.

Charles J. Chapman

Charles J. Chapman has served as a Director of the Company since June, 1993. Mr. Chapman was Executive
Vice President of  Tambrands, Inc. from August 1989 to
September 1994, and has over 31 years of experience in marketing retail consumer products. Mr. Chapman is currently the Chairman and Director of Powell Plant
Farms and is also a director of Welch's Food Company.

Martin Goodman

Martin   Goodman  is  the  retired  Chairman   of
Columbia Manufacturing    Corp.,   a   Southern
California based manufacturer  of  screen  doors
marketed primarily through major home center chains
throughout the United States. Mr. Goodman  has  over  36
years of experience in manufacturing businesses, and is currently a private investor.

Alejandro Portilla Garceran

Alejandro Portilla Garceran has served as a Director of the Company since January, 1995. Mr. Portilla is a
Managing Director of Fomento de Capital, an investment banking firm based in Mexico City, Mexico. Previously
Mr. Portilla spent 7  years  at  Operadora de Bolsa
(1984 1991), an  investment banking  firm  in Mexico
City, where his last position was Managing Director of Mergers and Acquisitions. Mr. Portilla serves as a director for 8 companies in Mexico.

Juan Carlos Rodriguez

Juan Carlos Rodriguez has served as a Director of the Company since January, 1995. Mr. Rodriguez has been a director of Exportadora Cabrera since 1989.
In that capacity, he oversees all its corporate finance activities and legal affairs.

Eric Williams

Eric  Williams  was  elected the Company's  Chief
Financial Officer in January 1997.  He has previously
served as  Chief Financial Officer  of Rooster Products
International,  Inc. and  C&F  Alliance LLC since May,
1995.   His  12  years of financial management
experience started in public accounting with  Arthur
Andersen & Co. Mr. Williams is a certified public accountant.

Family Relationships

Alejandro  Cabrera  Robles  is  the  father  of  Juan
Pablo Cabrera.   Juan  Carlos  Rodriguez  is  the  son-
in-law of Alejandro Cabrera Robles and the brother-in-law of Juan Pablo Cabrera.

Other Significant Employees

Richard Crawford

Richard  (Dick)  Crawford (age 49) serves as  the  Sr.
Vice President of Operations for both the Company and Rooster Products under the terms of the cost sharing arrangement entered into during 1995 with Rooster
Products. Mr. Crawford  is  responsible  for the U.S.
based distribution function, as well as all administrative services. Mr. Crawford has 26 years of manufacturing and operations experience.

Mike Barnes

Mike Barnes (age 42) serves as the business unit manager for the Company. He is directly responsible for the sales and marketing efforts of the Company. Mr.
Barnes has over 20 years experience in the lighting and ceiling fan industries.

Compliance with Section 16(a) of the Securities Exchange
Act of 1934 Section  16(a)  of  the  Securities
Exchange  Act  of 1934 requires the Company's directors
and executive officers  and any  persons who own more
than ten percent of the  Company's Common  Stock  to
file  with the Securities  and  Exchange Commission  and
the NASD various reports as to ownership  of such
Common Stock. Such persons are required by Securities
and  Exchange Commission regulation to furnish  the
Company with copies of all Section 16(a) forms they
file.   To  the Company's knowledge,  based solely on
its  review  of the copies of such reports furnished to
the Company and written representations  to the Company
that no other reports were required,   all   the
aforesaid Section 16(a) filing requirements were met on a timely basis during 1995.

Item 11. Executive Compensation

 COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

 The  Compensation Committee of the Board of Directors
(the "Committee") has furnished the following report on executive compensation:

Compensation Philosophy

Under  the  Committee's supervision, the  Company  seeks
to structure   executive  compensation  consistent with
the Company's   overall   business  strategy,
philosophy and objectives.  As presently in effect,
compensation  is based on two fundamental  concepts:
(1) "compensationfor performance"  to  reward executives
for long-term strategic management  and (2)
"compensation for achieving year-to-year personal  and
corporate goals". The Company believes  these two
concepts  are essential to attracting,  motivating  and
retaining  key executives and are critical to the  long-
term success of the Company. The first of these two
concepts  is achieved through direct, regular
compensation   to the Company's key executives. The
second is achieved through a combination of executive bonuses coordinated with year-to year personal and corporate goals and the Company's stock option plans.

  Compensation Program

As  described in Item 1. Employees, the Company's
Executives are employed by the Alliance, and therefore none are directly compensated by MG.

The  Company's Chief Executive Officer has, through the
end of  the  Company's  1996  fiscal  and  calendar
year, been compensated based upon oral agreements,
terminable at will. Effective  October 1, 1995, Juan
Pablo Cabrera was appointed by  the  Company's  Board of
Directors  as the Company's Chairman  of  the  Board and
Chief Executive Officer.  Mr. Cabrera   voluntarily
suspended his previously   approved $200,000  annual
direct compensation in similar fashion as the  Company's
former Chief Executive Officer  due to the Company's
poor performance and then current and anticipated
cash shortfalls.  Effective upon the Company achieving
three consecutive  months of  operating profits, it is
anticipated that  Mr.  Cabrera  will receive direct
compensation  to  be shared  through the Company's cost
sharing arrangement  with Rooster  Products.  Mr.
Cabrera's actual direct compensation will   be
determined at  that  time. Additional direct
compensation  in the  form  of bonus  compensation  may
be granted to Mr. Cabrera for 1997.  It is also not
anticipated that  Mr. Cabrera will participate in the
grant of any stock options.   Mr. Cabrera will continue
to serve in  the above referenced capacities without
written   agreement and continued  employment  will be
terminable  at  will through 1997.

The  Company's  former Chief Financial Officer,  Ishmael
D. Garcia has, through the end of the Company's 1996
fiscal and calendar  year, been compensated based upon
oral agreements, terminable  at  will.     He was hired
April   10,  1995,  and resigned  as Chief Financial
Officer on December  31, 1996. His  total  compensation
in 1996 was  less  than $100,000. Bonuses of $6,250 were
earned and paid to Mr. Garcia  during 1996.   Mr. Garcia
also received 30,000 stock option grants under the Company's stock option plans during 1995, 7,500 of which vested in 1996. Mr. Garcia remains a vice-president of the Alliance. As of January 13, 1997, Eric Williams was elected the new Chief Financial Officer of the Company.
Mr. Williams is compensated upon oral agreements, terminable at will.

The  other  members of senior management, as shared
through the   Company's  cost  sharing  arrangement with
Rooster Products,  are  also  eligible for  incentive
compensation. Individual awards are determined by Mr.
Juan Pablo  Cabrera. The decisions made by Mr. Cabrera
are subjective, reflecting his  assessment of the
individual's performance and relative contribution to
the Company's overall   performance. Generally, these
awards have ranged between 4% and 8% of the base compensation for eligible participants during 1996. The other members of senior management also received stock option awards in 1995 to align their interests with those of the stockholders.

The foregoing report has been approved by all members of the Committee.

                     Alejandro Cabrera Robles
                     Martin Goodman
                     Alejandro Portilla Garceran

The following table sets forth, for each of the last three fiscal years, the annual and long-term compensation for the Chief Executive Officers of the Company in all capacities in which they served. No other Executive Officer of the Company had salary and bonus in excess of $100,000 during such period.


               SUMMARY COMPENSATION TABLE

                                             Long- Term Compensation
             Annual Compensation         Awards                 Payouts
                                Other    Restricted Securities          All
Name and                        Annual   Stock      Underlying  LTIP    Other
Principal         Salary Bonus  Comp.    Award(s)   Options/    Payouts Comp
Position    Year  ($)    ($)    ($)      ($)        SAR's (#)   ($)     ($)

CEO,President
Juan Pablo
Cabrera     1996  0      0      0        0          0           0        0

Juan Pablo
Cabrera     1995  0      0      0        0          0           0        0

Patrick
Farrah      1994  100K   0      0        0          0           0        0


Options/SAR Grants in Last Fiscal Year

There were no options granted to the Officers identified above during the fiscal year ended December
31, 1996.

Aggregated Options/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

There were no option or SAR exercises by the Officers identified above during the fiscal year ended
December 31, 1996 and no options or SARs outstanding at December 31, 1996 to the Officers identified in the preceding table.

Long-Term Incentive Plan--Awards in the Last Fiscal Year

There were no long-term incentive plan awards to the Officers identified in the preceding table during the fiscal year ended December 31, 1996.


        COMPARISON OF TOTAL RETURN TO SHAREHOLDER

The  following chart compares the value of $100 invested
in the  Company's  common  stock from  June  22,  1993
through December  31, 1996 with a similar investment in
the Standard &  Poors  500 Stock Index and with the
Electrical Equipment sub-index.  The Company's index is
calculated using  the closing  price on June 22, 1993;
the Standard & Poors  500 Index is calculated using the
price on June 22, 1993 and the sub-index is calculated
using the closing price on June  23,   1993.   The
cumulative return model assumes the reinvestment of dividends.


Total Shareholder Returns

                       Base Period              December 31,
                       June 22, 1993    1996     1995      1994       1993
M G Products, Inc.       100.00         2.90     2.17      14.49       55.07
S&P 500 Index            100.00         181.74   147.80    107.40     106.03
Electrical Equipment     100.00         209.13   152.28    108.51     107.26



Item 12. Security Ownership of Certain Beneficial Owners and Management


                 PRINCIPAL STOCKHOLDERS


The following table sets forth as of March 20, 1997 information with respect to the beneficial ownership of the Company's Common Stock by each person known by the Company to beneficially own more than 5% of the outstanding shares.


                                                  Common Stock Beneficially
Name and Address                                  Owned(1)(2)
of Beneficial Owner (2)                           Shares       Percent
Exportadora Cabrera(3)(5). . . . . . . . . .  .   7,275,914    51.2%
Paraiso 1750 Col Del Fresno
Guadalajara, Jalisco CP 44900
Mexico

Michael Farrah(5). . . . . . . . . . . . . .      883,557       6.2%
c/o MG Products, Inc.
8154 Bracken Creek
San Antonio, Texas 78266-2143

Shannon Ann Farrah Irrevocable Trust(4)(5) .  .   879,547       6.2%
c/o Edward Kliem, Trustee
21671 Branta Circle
Huntington Beach, California 92646

The 1996 Michael P. Farrah Trust(5) ..  . . . ..  939,930       6.6%
Barry R. Shreiar, trustee
4590 MacArthur Boulevard, Suite 390
Newport Beach, California 92660

The 1996 Shannon Ann Farrah Trust(5). . . ..  .   939,931       6.6%
Barry R. Shreiar, trustee
4590 MacArthur Boulevard, Suite 390
Newport Beach, California 92660

(1) Unless otherwise indicated in notes (3), (4), and
    (5),each  person  has  sole voting and investment
    power with respect to all such shares.

(2) The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission and accordingly, may include securities owned by or for, among others, the spouse and/or minor children of the individual and any other relative who has the same residence as such individual, as well as other securities as to which the individual has or shares voting or investment power or which the individual has the right to acquire under outstanding stock options or warrants within 60 days after March 20, 1997. Beneficial ownership may be disclaimed as to certain of the securities.

(3) Includes 30,770 shares owned by Juan Pablo Cabrera, the Company's Chairman of the Board and Chief Executive
   Officer, as to which Exportadora Cabrera disclaims beneficial ownership.

(4) Includes 100,000 shares owned by Shannon Farrah, the adult daughter of Patrick Farrah, as to which the trustee disclaims beneficial ownership.

(5) Voting rights and investment power with respect to these shares are restricted pursuant to terms of a Shareholders Agreement discussed in Item 10.



Item 13. Certain Relationships and Related Transactions

During  1995,  Exportadora advanced approximately
$674,000 (loans  primarily  based in pesos approximate
value  at exchange     dates)   to   the Company   and
its   Mexican subsidiaries,  which  the Company has
repaid in full by converting to shares of the Company's common stock as more fully described in Item 1
"Transactions". Interest expense incurred on these loans in 1996 was $77,188. The interest rate in 1996 for these loans ranged from 14% to 48%.

During 1996 the Company provided warehousing, marketing
and distribution  services  for  S.A.F. Products
("SAF"), a manufacturer  of  lighting products owned and
operated by Shannon A. Farrah, under a consignment
agreement. Ms. Farrah is  the  sister of Michael Farrah,
a former director of the Company, and is  the
beneficiary of both the Shannon  A. Farrah Irrevocable
Trust and the 1996 Shannon Ann Farrah Trust, each,
shareholder of  the Company holding  in  excess  of  5%
of its issued and outstanding shares. This agreement was terminated in August of 1996, at which time a subsidiary of the Company purchased substantially all of the assets of SAF for $60,000. During 1996, the Company did not sell any raw material inventory to SAF, compared to $8,300 in 1995. During 1996 and 1995, the Company contracted with SAF to manufacture some of the Company's lighting fixtures at a cost of approximately
$58,000 and $529,500, respectively.  At December 31,
1996, the Company owed SAF $250,000 in connection with the contract manufacturing work, compared with $396,200 during 1995.

In 1996, the Company directly received several short term noninterest-bearing working capital advances from Rooster Products totaling $140,000, compared with $60,000 in 1995. No amounts were outstanding and payable as of December 31, 1996. In addition, the Company sold $909,000 ($1,074,000 in 1995) of its products to Rooster Products for  resale  to Rooster
Products' customers. Rooster Products owes the Company $348,000 ($250,000 in 1995) as of December 31,
1996 pursuant to these sales of product.

The  Company also purchased goods and services from
several subsidiaries    of   Exportadora   totaling
approximately $2,140,000 during 1996, compared to $416,000 in 1995. The balance owed to these subsidiaries at December 31, 1996 is approximately
$548,000, compared with $177,000 in 1995.

The Company believes that the prices and terms for goods and services paid to these related entities are competitive with unrelated suppliers.

Under  California law, contracts or transactions between
a corporation  and one or more of its directors or
between a corporation  and  any  other entity in which
one  or more directors  are  directors or have a
financial interest,  are not  void  or voidable because
of such interest  or  because such  director is present
at a meeting of the  Board  which authorizes   or
approves the contract  or transaction, provided  that
certain conditions such as  obtaining  the required
approval and fulfilling the requirements  of  good faith
and  full disclosure are met.  Under California  law
either(a) the shareholders or the Board of Directors
must approve any such contract or transaction in good
faith after full disclosure of the material facts (and,
in the case  of Board approval  other  than  for  a
common directorship, California  law  requires that the
contract or transaction must  also be "just and
reasonable" to the corporation),  or (b)  the contract
or transaction must have been in the  case of  a common
directorship "just and reasonable" as  to  the
corporation at  the time it was approved. California law
explicitly places  the burden of proof of  the just  and
reasonable nature  of the contract or transaction  on
the interested director.Under California  law,if Board
approval  is  sought,  the contract or transaction must
be approved  by  a majority vote of a quorum of the
directors, without  counting  the  vote  of  any
interested  directors (except  that interested directors
may  be  counted for purposes  of  establishing  a
quorum).   All  of  the above mentioned transactions
were so approved.

                         PART IV

Item 14.  Exhibits,Financial Statement Schedules and
Reports on Form 8-K.

(a)   1. Index to Audited Financial Statements and
         Schedules:                                           Page

Report of Ernst & Young LLP, Independent Auditors             F-1

Consolidated Balance Sheets - December 31,  1996 and 1995     F-2

Consolidated Statements of Operations -  Years  ended
December 31, 1996, 1995 and 1994  . . . . . . . . .           F-4

Consolidated  Statements  of  Shareholders'Equity
(Deficit) - Years ended December 31, 1996, 1995 and 1994      F-5

Consolidated Statements of Cash Flows -  Years  ended
December 31, 1996, 1995 and 1994.. . . . . . . .              F-6

Notes to Consolidated Financial Statements . . . . .          F-7

All financial statement schedules have been omitted as the required information is inapplicable or the information is presented in the consolidated financial statements or related notes.

(a)3. Exhibits:

                Exhibit 2 (a)   Order  Confirming  Third
                Amended  and Restated  Plan  of
                Reorganization  of  Crest Industries,
                Inc.;  and  Third  Amendedand Restated
                Plan  of Reorganization of Crest
                Industries, Inc. (1)

                Exhibit 2 (b)Stock  Transfer  Agreement
                dated as of September,  1993 among M.G.
                Products, Inc., M.G.  Capital Corp. and
                the shareholders of M.G. Capital Corp., including the First Amendment thereto dated September 27, 1993. (2)

                Exhibit 2 (c)Amended  and  Restated
                Revolving Credit Note   dated  June  18,
                1993 between  M.G. Capital  Corp.  and
                M.G. Products,Inc., First  Amendment
                thereto, also dated June 18,  1993 and
                Second Amendment thereto dated August
                20, 1993.(3)

                Exhibit 3 (a) (i)Articles of
                Incorporation. (4)

                Exhibit 3 (a) (ii) Bylaws. (10)

                Exhibit 3 (b)  (ii)Bylaws  marked to
                show changes at March 5, 1996

                Exhibit 4 (a)M.G.  Products,  Inc. 1993
                Stock Option Plan  I  with  Stock
                Issuance Agreement and Option Agreement attached. (5)

                Exhibit 4 (b)M.G.  Products,  Inc. 1993
                Stock Option Plan  II  with Stock
                Issuance Agreement and Option Agreement attached. (6)

                Exhibit 4 (c)M.G.  Products,  Inc. 1993
                Stock Option Plan  III with Stock
                Issuance Agreement and Option Agreement attached. (11)

          Exhibit 10 (a) Standard   Industrial  Lease,
          Multi-Tenant,  dated  September  9,  1992
          between Larwin-Rosedale Properties as Lessor and M.G. Products, Inc. as Lessee covering property at 2311 Boswell Road in Chula
          Vista, California. (7)

          Exhibit 10 (b) Lease  dated  June  24,  1993
          between Urbanizaciones  Gamma,  S.A.  de C.V.
          as Lessor  and  Comercial Electrica del Norte,
          S.A. de C. V., a wholly-owned subsidiary  of
          the Registrant,   as Lessee,   covering
          premises  in Monterrey, Nuevo Leon,  Mexico.
          (12)

          Exhibit 10 (c) Lease  dated December 1,  1993 between
          Promocion  Inmobiliaria Agua
          Caliente,  S.A. de  C.  V., as Lessor and
          Productos M.G.  de Mexico,
          S.A.   de  C.V.,  a   wholly-owned subsidiary
          of the Registrant, as Lessee, covering premises at 109 Borgia Street in Tijuana,
          Baja California, Mexico. (13)

          Exhibit 10 (d) Lease agreement between Sergio Zamudio
          Gonzalez et al. as lessors and Productos  MG
          de Mexico  S.A.  de  C.V. as  lessee,  and
          Amendments   thereto, covering   production
          facilities in Tijuana, Mexico. (14)

          Exhibit 10 (e) Loan  and  Security  Agreement
          dated February   24,  1993  between
          BA Business Credit, Inc.  and  M.G. Products,
          Inc., exclusive of the Exhibits thereto. (8)

          Exhibit 10 (f) License Agreement dated October 1, 1991
          between  Vigon Lighting Inc. and  VLP, Inc.
          with Certificate of Ownership on the short
          form merger of  VLP,  Inc.   into   M.G.
          Products, Inc. (5)

          Exhibit 10 (g) Loan and Security Agreement dated as of
          April  12,  1994 between Comerica Bank and
          M.G. Products, Inc. (15)

          Exhibit 10 (h) Waiver  of  Defaults and  Amendment of
          Loan and Security Agreement dated May 31,
          1994. (16)

          Exhibit 10 (i) Letter  of  Intent between Exportadora
          Cabrera,  S.A.  de C.V. and M.G.  Products,
          Inc. dated November 7, 1994. (17)

          Exhibit 10 (j) Revolving  Credit Line  Agreement, and
          Promissory Note, between
          Exportadora Cabrera,  S.A.  de C.V. and M.G.
          Products, Inc. each dated November 9, 1994.
          (18)

          Exhibit 10 (k) Promissory Notes to Patrick  G. Farrah
          dated  September  19 and October 14,  1994.
          (19)

          Exhibit 10 (l) Forbearance Agreement with Comerica Bank dated November 1, 1994. (20)

          Exhibit 10 (m) Stock Purchase and Exchange Agreement dated as of December 30, 1994 among Patrick
          G. Farrah, M.G. Products, Inc., Exportadora
          Cabrera, S.A. de C.V. and two of its wholly owned subsidiaries. (21)

          Exhibit 10 (n) Shareholders  Agreement  dated  as of
          December  30,  1994  by  and  between M.G.
          Products, Inc. and certain holders of its common stock. (22)

          Exhibit 10 (o) Restated Promissory Note  and  Line  of
          Credit dated December 30, 1994. (23)

          Exhibit 10 (p)    List of Subsidiaries. (24)

          Exhibit 10 (q) Amendment one to Forbearance  Agreement
          with Comerica Bank dated November 29, 1994.
          (25)

          Exhibit 10 (r) Amendment two to Forbearance
          Agreement with Comerica  Bank dated  March  1,
          1995. (26)

          Exhibit 10 (s) Promissory   Note  between
          ComercialElectrica  Del  Norte  S.A.  De
          C.V. and BanCrecer dated April 4, 1995. (27)

          Exhibit 10 (t) Amendment  No.  1  To  Collection  Date
          Factoring Agreement with Heller Financial dated February 28, 1996.(28)

          Exhibit 10 (u) M.G./Alliance   Management   Services
          Agreement with C & F Alliance, L.L.C.  dated
          May 1, 1995.(29)

          Exhibit 10 (v) Joint  Venture  Agreement   with   CSL
          Lighting  Manufacturing,  Inc.  dated  March
          19, 1996.(30)

          Exhibit 10 (w) Loan and Security Agreement between  MG
          Products,  Inc.  and  The  CIT  Group/Credit
          Finance, Inc. dated July 16, 1996.(31)

          Exhibit 10 (x) Purchase Agreement dated September  30,
          1996.(32)

          Exhibit 10 (y) Shareholders' Agreement dated September
          30, 1996.(33)

NOTE: Certain Exhibits listed above are incorporated by reference to other documents previously filed with the Commission as follows:

               Document filed by M.G. Products,              Exhibit
Note           Inc. or its Predecessor to                    Designation
Reference      which Cross reference is Made                 in such document

1              Form  8-A  dated June 21, 1993 filed  by      Exhibit a
               Crest  Industries, Inc., predecessor  to
               the   Registrant  (Commission  File   018660).
2              Form 8-K dated November 8, 1993.              Exhibit 2
3              Form 10-Q for the quarter ended June 30,
               1993.                                         Exhibit 7
4              Form 8-A dated June 28, 1993.                 Exhibit 2(a)
5              Form  10-Q  for quarter ended  June  30,
               1993.                                         Exhibit 3
6              Form  10-Q  for quarter ended  June  30,
               1993.                                         Exhibit 4
7              Form  10-Q  for quarter ended  June  30,
               1993.                                         Exhibit 6
8              Form  10-Q  for quarter ended  June  30,
               1993.                                         Exhibit 8
9              Form  10-Q  for quarter ended  June  30,
               1993.                                         Exhibit 5
10             Form  10-K  for year ended December  31,
               1993.                                         Exhibit 3(a)(ii)
11             Form  10-K  for year ended December  31,
               1993.                                         Exhibit 4(c)
12             Form  10-K  for year ended December  31,
               1993.                                         Exhibit 10(b)
13             Form  10-K  for year ended December  31,
               1993.                                         Exhibit 10(c)
14             Form  10-K  for year ended December  31,
               1993.                                         Exhibit 10(d)
15             Form  10-Q  for quarter ended March  31,
               1994.                                         Exhibit 1(a)
16             Form  10-Q  for quarter ended  June  30,
               1994.                                         Exhibit 6 1(a)
17             Form  10-Q  for quarter ended  September
               30, 1994.                                     Exhibit 6 (a1)
18             Form  10-Q  for quarter ended  September
               30, 1994.                                     Exhibit 6 (a2)
19             Form  10-Q  for quarter ended  September
               30, 1994.                                     Exhibit 6 (a3)
20             Form  10-Q  for quarter ended  September
               30, 1994.                                     Exhibit 6 (a4)
21             Report  on  Form 8-K dated  January  14,
               1995.                                         Exhibit 1
22             Report  on  Form 8-K dated  January  14,
               1995.                                         Exhibit 2
23             Report  on  Form 8-K dated  January  14,
               1995.                                         Exhibit 3
24             Form 10-K for 1993.                           Exhibit 21
25             Form 10-K for 1994                            Exhibit 10(q)
26             Form 10-K for 1994                            Exhibit 10(r)
27             Form 10-K for 1994                            Exhibit 10(s)
28             Form 10-K for 1995                            Exhibit 10(t)
29             Form 10-K for 1995                            Exhibit 10(u)
30             Form 10-K for 1995                            Exhibit 10(v)
31             Form  10-Q  for quarter ended  June  30,
               1996                                          Exhibit 10(w)
32             Report  on Form 8-K dated September  30,
               1996.                                         Exhibit 10(x)
33             Report  on Form 8-K dated September  30,
               1996.                                         Exhibit 10(y)



(b) Reports on Form 8-K.
      None


                       SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                M.G. PRODUCTS, INC.
                                (Registrant)


Date: March  28, 1997                   By: /s/ JuanPablo Cabrera
                                                Juan Pablo Cabrera
                                                Chief Executive Officer

Pursuant to the requirements of the Securities Exchange
Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


Signature                            Title                       Date

/s/ Juan Pablo Cabrera         Chief Executive Officer
    Juan Pablo Cabrera         and Director
                               (PrincipalExecutive Officer)  March 28, 1997

/s/ Eric Williams              Chief Financial Officer
    Eric Williams              Principal Financial
                               and Accounting Officer)       March 28, 1997

/s/ Alejandro Cabrera Robles   Director
    Alejandro Cabrera Robles                                 March 28, 1997

/s/ Juan Carlos Rodriguez      Director
    Juan Carlos Rodriguez                                    March 28, 1997

/s/ Alejandro Portilla Garceran  Director
    Alejandro Portilla Garceran                              March 28, 1997

/s/ Charles J. Chapman         Director
    Charles J. Chapman                                       March 28, 1997

/s/ Martin Goodman             Director
    Martin Goodman                                           March 28, 1997




Report of Ernst & Young LLP, Independent Auditors


The Board of Directors and Shareholders
M.G. Products, Inc.


We have audited the accompanying consolidated balance sheets of M.G. Products, Inc. as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholder's equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We   conducted  our  audits  in  accordance  with
generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In   our  opinion,  the  consolidated  financial
statements referred  to above present fairly, in all
material respects, the  consolidated financial position
of M.G. Products,  Inc. at  December 31, 1996 and 1995,
and the consolidated results of  its operations and its
cash flows for each of the  three years  in  the period
ended December 31, 1996, in conformity with generally
accepted accounting principles. The  accompanying
financial statements have  been prepared assuming that
M.G. Products, Inc. will continue as  a  going concern.
As more fully described in Note 2, the Company has
experienced  recurring operating losses and   cash
flow shortages, causing the loss of a portion  of  its
customer base and resulting in excess inventory. In
addition,  the Company must negotiate the refinancing of
a portion of its borrowings  and may be liable for
significant future rental payments   for closed
facilities. These matters have significantly weakened the Company's financial position and its ability to purchase materials and meet current operating obligations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are more fully described in Note 2. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                   ERNST & YOUNG LLP
San Antonio, Texas
March 26, 1997



M.G. Products, Inc. Consolidated Balance Sheets

                                December 31,   1996          1995
Assets

Current assets:
Cash                                           $ 103,567     $1,011,755

Accounts receivable:
Trade, net of allowance
for doubtful accounts of $71,000
and $307,000 in 1996 and
1995, respectively                             2,171,279     1,876,400
Related parties                                  379,786       250,514

Inventories:
Raw materials                                  2,471,307     4,506,842
Work-in-process                                   94,354       688,391
Finished goods                                 1,904,145     3,669,301
Total inventories                              4,469,806     8,864,534

Prepaid expenses and
other current assets                             708,006       624,001

Total current assets                           7,832,444    12,627,204

Property and equipment at cost:
Machinery and equipment                        1,325,560     2,729,651
Vehicles                                          54,905        53,584
Furniture and fixtures                           702,561       534,489
Leasehold improvements                           536,270     1,196,021
                                               2,619,296     4,513,745

Less accumulated depreciation
and amortization                               1,208,416     2,093,961
Net property and equipment                     1,410,880     2,419,784

Inventory                                        887,179         -
Other assets                                     798,325     1,033,792
Investment in joint venture                      770,789       810,869

Total assets                                 $11,699,617   $16,891,649

Liabilities and Shareholders'Equity (Deficit)

Current liabilities:
Accounts payable                               2,594,710     2,994,152
Due to related parties                         2,078,831     1,603,091
Deferred revenue                                       0       927,241
Accrued expenses and
other current liabilities                        703,133     1,151,943
Reserve for restructuring
and other charges                                613,083     1,292,403
Notes payable                                  4,064,683     3,161,844
Current portion of
capital lease obligations                         38,209       103,838
Pre-petition liabilities                         317,231       465,828
Subordinated notes payable
to shareholders                                        0       375,478
Total current liabilities                     10,409,880    12,075,818


Revolving credit agreement                     2,028,211             0
Capital lease obligations,less
current portion                                        0        38,209

Commitments and contingencies

Shareholders' equity (deficit):
  Common shares, no par value:
  Authorized shares - 15,000,000
  Issued and outstanding shares -
  14,206,154  in 1996 and
  10,564,078 in 1995                         35,015,935    33,012,793
Accumulated deficit                         (35,754,409)  (28,235,171)

Total shareholders' equity(deficit)            (738,474)     4,777,622

Total liabilities and
shareholders' equity(deficit)               $11,699,617   $16,891,649

See accompanying notes.



              M.G. Products, Inc. Consolidated
              Statements of Operations

              Year Ended December 31,
                         1996          1995            1994

Net sales                $21,327,178   $28,290,819     $48,726,719
Cost of sales             21,672,654    25,835,553      47,732,533
Gross profit (loss)         (345,476)    2,455,266         994,186

Costs and expenses:
Sales and marketing        1,469,421     3,550,048       8,219,606
General and administrative 3,571,405     5,560,499       7,158,131
Restructuring and
other charges              1,667,306     1,500,000               0
                           6,708,132     9,110,547      16,877,737

Loss from operations      (7,053,608)   (6,655,281)    (15,883,551)

Other income (expense):
Interest expense, net       (727,912)   (1,046,606        (739,711)
Equity in earnings of
joint venture                262,282       332,159         380,000
                            (465,630)     (714,447)       (359,711)

Net loss                 $(7,519,238)  $(7,369,728)   $(16,243,262)

Net loss per share       $      (.65)  $      (.78)   $      (2.29)

Number of shares used in
computing per share
amounts                   11,484,714     9,447,856       7,102,361

                     See accompanying notes.



                  M.G. Products, Inc. Consolidated
                  Statements of Shareholders' Equity (Deficit)

                            Common Shares              Accumulated
                         Shares       Amount       Deficit       Total

Balance at
December 31, 1993         6,899,47    $24,004,860  $(4,622,181)  $19,382,679
 Issuance of common
  stock to CEO and
  shareholder for cash
  at $6.50 per share        461,539     2,990,773            0     2,990,773

 Issuance of common
  stock for cancellation
  of indebtedness and
  capital contribution
  by shareholder          1,471,000     3,852,075            0     3,852,075

Net loss                          0             0  (16,243,262)  (16,243,262)

Balance at
December 31, 1994         8,832,010    30,847,708  (20,865,443)    9,982,265
 Conversion of related
  party debt to common
  stock                   1,732,068     2,165,085            0     2,165,085

Net Loss                          0             0   (7,369,728)   (7,369,728)

Balance at
December 31, 1995        10,564,078    33,012,793  (28,235,171)    4,777,622
 Conversion of related
  party debt to common
  stock                   3,642,076     2,003,142            0     2,003,142

Net Loss                          0             0   (7,519,238)   (7,519,238)

Balance at
December 31, 1996        14,206,154   $35,015,935 $(35,754,409)     (738,474)

See accompanying notes.



       M.G. Products, Inc. Consolidated Statements of Cash Flows

         Year Ended December 31, 1996           1995            1994

Operating Activities
Net loss                         $(7,519,238)   $(7,369,728     $(16,243,262)  (16,243,
Adjustments to reconcile net
 loss to net cash provided by
 (used in) operating activities:
    Equity in earnings of joint
    venture                         (262,282)      (332,159)        (380,000)
    Gain on sale of building               0              0          (74,726)
    Depreciation and amortization    244,860        900,148        1,182,655
    Restructuring and other
    charges                        1,667,306              0        1,500,000
    Changes in operating assets
    and liabilities:
      Accounts receivable           (472,193)     4,041,683        2,127,854
      Inventories                  2,185,722      5,064,953         (604,824)
      Prepaid expenses
      and other assets                85,437       (160,017)       1,132,977
      Accounts payable              (226,847)    (2,707,592)       1,267,768
      Deferred revenue              (927,241)       927,241                0
      Accrued expenses and
      other current liabilities      104,765     (1,004,275)        (875,306)
      Due to related parties and
      other liabilities            1,109,555      1,295,235         (140,472)
Net cash provided by (used in)
operating activities              (4,010,156)       655,489      (11,107,336)

Investing Activities
Purchases of property and
equipment                            (27,606)       (65,074)      (1,532,008)
Proceeds from sale of building             0              0        1,774,726
Dividends from investment in
joint venture                        302,362        183,550          140,714
Net cash provided by investing
activities                           274,756        118,476          383,432

Financing Activities
Payments on capital lease
obligations                         (103,838)       (89,416)         (52,599)
Advances (payments) on notes
payable, net                         902,839     (1,355,066)       3,801,335
Advances on notes payable to
shareholders                               0      1,671,560          869,003
Advances on revolving credit
facility                           2,028,211              0                0
Advances on long-term debt                 0              0        3,126,104
Issuance of common stock for
cash                                       0              0        2,990,773
Net cash provided by financing
activities                         2,827,212        227,078       10,734,616

Net change in cash                  (908,188)     1,001,043           10,712
Cash at beginning of year          1,011,755         10,712                0

Cash at end of year                 $103,567     $1,011,755          $10,712

Supplemental disclosure of cash
flow information:
  Interest paid                     $345,626       $765,060         $688,021

Schedule of noncash items:
 Conversion of related party
 debt to common stock              2,003,142      2,165,085        3,852,075
 Transfer of furniture
 and fixtures to joint venture             0        477,225                0
 Transfer of accrued expenses
 to joint venture                          0        (84,000)               0

See accompanying notes.


M.G. Products, Inc.
Notes to Consolidated Financial
Statements December 31, 1996, 1995 and 1994

1. Summary of Significant Accounting Policies

Description of Business

M.G. Products, Inc. has two wholly owned subsidiaries which operate manufacturing facilities in Mexico (collectively referred to as the Company or M.G.). Productos M.G. S.A. de
C.V. (Productos  M.G.)  is located in Tijuana,
Mexico, and Comercial Electrica del Norte S.A. de C.V. (Comercial Electrica) is located in Monterrey, Mexico.

The  Company  is  engaged  in  a  single  business
segment, the manufacture  and wholesale
distribution of lighting fixtures  for retail
outlets primarily in the United States. The
accompanying consolidated  financial statements
include the accounts  of  the Company  and  all
wholly  owned subsidiaries.     All  significant
intercompany accounts and transactions have been eliminated.

Substantially all of the products manufactured by Productos MG and Comercial Electrica were transferred to the U.S. entity for sale in the United States. As further described in Note 3, in December 1996, the Company ceased production in its Tijuana manufacturing facility. Much of the production from the Tijuana facility has been transferred to the Company's Monterrey facility.

Currently, the Company purchases raw materials
from both American and Mexican  vendors.   As of
December 31, 1996, identifiable assets, primarily raw materials and machinery and equipment, of approximately $4,800,000 are located in Monterrey, Mexico.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Concentration of Credit Risk

The Company sells its products primarily to major national building material/home improvement retailers. Credit is extended based on an evaluation of the customer's financial condition, and collateral is generally not required.

The following table summarizes the percentage of gross sales made to individual customers accounting for ten percent or more of the Company's consolidated gross sales:


                     Year Ended December 31   1996      1995     1994
Customer A                                    74%       47%      39%
Customer B                                     8%       21%      24%

                                              82%       68%      63%


The  former Chief Executive Officer of the Company
holds a senior merchandising    position  with
the  Company's single largest customer.  This
customer previously provided advance payments in
exchange for prepayment discounts on its
purchases.  The Company recorded  such advance
payments  as  deferred revenue.    This practice
ceased in 1996.

Inventories

Inventories  are  stated at the lower of cost
(determined on a first-in, first-out basis) or market.

Property and Equipment

Property and equipment is stated at cost and depreciated over estimated useful lives of five to seven years using the straight line method.

Pre-Petition Liabilities

During 1990, the Company was approved for reorganization pursuant to ChapterE11 of the United States Bankruptcy Code. As part of its reorganization plan, the Company is obligated to pay certain adjusted liabilities which are included in the accompanying balance sheet as prepetition liabilities. Revenue Recognition
Product sales revenue is recorded as products are shipped.

StockBased Compensation

Effective  January  1,  1996, the Company  adopted
Statement of Financial Accounting Standards No.
123 Accounting for Stock Based Compensation and elected to continue to use the intrinsic value method in accounting for its stock option plans.
Accordingly, no compensation cost has been recognized in the financial statements for these plans. The pro forma effects of fair value accounting for compensation costs related to options is not considered significant.

Advertising Costs

The Company expenses advertising costs as incurred. Co-op advertising expense paid to the Company's customers and charged to sales and marketing approximated $46,000, $315,000 and $1,700,000 in
1996, 1995 and 1994, respectively.

Net Loss Per Share

Net loss per share is computed using the weighted average number of common shares outstanding during the year. Common stock equivalents are not considered in the computation as their effect is anti-dilutive.

Reclassification

Certain prior year amounts have been reclassified to conform to the current year presentation.

2.  Going Concern

During  the  three  years ended December 31,
1996,  the Company incurred  substantial losses
which negatively impacted cash  flow and  caused
liquidity  shortages. Additionally,  a significant
portion of the Company's trade payables are past
due which caused intermittent interruption  in
the  receipt of   certain  raw materials, having a
negative effect on the Company's ability to meet customers demands for certain products. As a result of the inability to meet the demands of certain customers, the Company has lost some of its customer base, causing a decline in sales. Some of the Company's product lines are customer specific, and as a result of the loss of these customers, certain raw materials are not currently being consumed in the manufacturing process and new markets have not been established for much of the Company's finished goods inventory and the Company may be liable for significant additional rents (see Note
3, 4 and 12).

Due  to its cash flow shortages, the Company
continues to have difficulty  obtaining long-term
financing.  In 1995, the Company entered into a
factoring agreement with a financing company,  in
which  all  eligible  accounts receivable  were
factored.   This agreement  was  in effect until
July 1996, at which time the Company obtained a new revolving credit facility with a different financing company (see Note 6). Under the revolving credit agreement, advances are limited to certain portions of the Company's accounts receivable and inventory. The Company's additional borrowings consist of a $2,000,000 note to a Mexican bank which is renewed on a 90 day basis at the discretion of the lender, and a $2,000,000 note to a U.S. bank which is presently guaranteed by certain interested parties and is due on demand or if no demand is made, on May 31, 1997. Management does not expect the guarantees to be renewed and therefore the note is unlikely to be extended on its due date causing a further liquidity shortage and potentially affecting the Company's relationship with its customers.

In addition to the above borrowings, the Company has relied on advances from its major shareholders and parties related to such shareholders to provide for financing and working capital. The
Company is continuing to pursue alternative means of financing, development of new products and alternative markets for certain inventory and, as described in Note 3, is restructuring its operations to eliminate excess manufacturing capacity in order to achieve more efficient distribution and manufacturing processes.

There  is  a  substantial doubt about the
Company's ability to continue  if cash shortages
continue to exist. The Company must continue  to
renegotiate its current borrowing arrangements  or
find new sources of financing, must find new
markets for much of its  inventory,  must
successfully negotiate the  termination  of
certain leases,  and  achieve  manufacturing  and
distribution efficiencies.   The  financial
statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

3. Restructuring And Other Charges

Tijuana Plant Closing

In  December  1996, the Company ceased production
in the Tijuana manufacturing facility operated by
its subsidiary, Productos M.G. The  Company closed
the facility because it had been unsuccessful in
decreasing  costs  to  the  level required  for
profitable operation.  At the time of the closure, all
employees were laid off  in a manner consistent
with Mexican labor laws. At December 31,  1996 the
assets of Productos M.G. were insufficient to
cover the  liabilities  of that operation, and
Mexican  officials  have taken  possession  of all
assets of the operation.   Accordingly,
restructuring  and  other  charges  have  been
recorded in the Company's  financial statements to
reflect the write-off of  all assets  of
Productos  M.G. The Company  has assumed  certain
liabilities  due  its vendors,  and  these
liabilities   remain recorded in  accrued expenses  at  December  31,  1996.
The net loss related to this closing included in restructuring and other charges approximated $1,667,000. See further discussion in Note 12.

Chula Vista Closing

During  1995,  the Company relocated its corporate
offices from Chula  Vista,  California to San
Antonio, Texas pursuant to  its restructuring
plan begun in December 1994.  As a result  of  the
relocation, the operating results for the year
ended December 31, 1994 included restructuring and other charges of $1,500,000. This facility was occupied under a
lease expiring in 2003, at  an annual   cost   of
approximately   $600,000. Warehouse and
distribution  operations previously performed in
California were to   be  relocated  to  the
Company's  existing warehouse  and distribution
facility in Memphis, Tennessee.  Also included in
the  restructuring  and other charges were the
costs associated with   the  consolidation  of
the Company's two manufacturing facilities  in
Tijuana that occurred in December   1994. The
restructuring and   other  charges were composed
of approximately $970,000 for the estimated loss,
net of subleasing revenue,  of  the Chula Vista
facility and $140,000 for related broker
commissions, $250,000 for the abandonment of  the
Chula Vista   facility's  leasehold improvements,
and $140,000 for employee severance and other costs.

During  1995  the landlord of the Company's Chula
Vista facility alleged  a  breach  by  the
Company under  its lease agreement covering that
facility.  The Company was a defendant in a
lawsuit filed  in  December 1995 with respect to
this alleged  breach  of contract.   In December
of 1996, the Company settled the lawsuit with its former landlord. As a result of this settlement, the Company recorded a reduction of $930,000 in its reserve for restructuring and other charges.

Other Charges

During  1996,  the  Company's restructuring  and
other charges includes  $945,000 for the
elimination of the Company's in-store service
group, closing of the Memphis warehouse and
distribution facility  with  the  related movement
of the Company's  finished goods  inventory  from
Memphis to San Antonio,  and  the settlement  of a
lawsuit with a former employee (see  Note  12).
This charge represents current and future expenses
related  to employee termination's,   lease
commitments, write-off of leasehold improvements, lawsuit settlement, employee severance, and other costs.
As of December 31, 1996, the remaining accrual of $178,000 related to these charges is recorded in the reserve for restructuring and other charges.

At December 31, 1995 the reserve for restructuring and other charges was $1,292,000. During 1996 charges totaling $945,000 were recorded as described above. Also, actual payments of $694,000 were made by the Company, and an adjustment of $930,000 was recorded for the 1994 accrual for the Chula Vista closing. The balance for the reserve for restructuring and other charges at December 31, 1996 was $613,000.

4.  Inventories

Based on current sales levels, a significant portion of the Company's inventory at December
31, 1996 is in excess of the Company's current requirements. As discussed in Note 2, the Company has lost certain customers for which the inventory was originally produced. The Company is in the process of developing a program to reduce its inventory to desired levels over the near term and believes such products can be marketed to other purchasers in their current state or with minor modifications. The Company has recorded reserves of $981,000 and $756,000 at December 31, 1996 and 1995, respectively, against such inventory. Should the Company be unsuccessful in finding suitable purchasers for such products, additional losses may be incurred to dispose of the inventory. There can be no assurance that the Company will be successful in its efforts.
At December 31, 1996, the Company had classified $887,000 net inventory as non-current based on managements estimate of 1997 sales activity.

5.  Investment in Joint Venture

The  Company owns a 49.5% interest in Crest Fan
Industries Taiwan Ltd.,  a  Taiwanese Corporation.
The joint venture manufactures ceiling fans and accessories. The Company accounts for this investment under the equity method. For years ending 1996, 1995, and 1994 the Company received cash distributions of approximately $302,000, $184,000 and $141,000, respectively.

6.  Notes Payable And Revolving Credit Facility

Notes Payable


                                                  December 31,
                                             1996             1995
Note payable to a Mexican bank,
 unsecured, guaranteed by certain
 shareholders, with interest at
 11.875%; due June 30, 1997, renewable
 at the bank's discretion for
 additional 90-day periods                   $2,000,000      $2,000,000

Note payable to bank,  unsecured,
 guaranteed by certain interested
 parties, with interest at prime
 (8.25% at December 31, 1996); due
 on demand or if no demand is made, on
 May 31, 1997.                               $2,000,000               0

Revolving note payable with a
 commercial financial company,secured
 by substantially all of the Company's
 assets                                               0      $1,161,844

Other                                           $64,683               0

Total notes payable                          $4,064,683      $3,161,844


Until July 1996, the Company's revolving note payable had been with Heller Financial and provided for factoring of certain trade receivables. The receivables, upon approval of Heller Financial, were factored without recourse as to credit risk, but with recourse for any claims by the customer for adjustments in the normal course of business relating to pricing errors, shortages, damaged goods, etc. In July
1996, this agreement was terminated and the account settled with proceeds from the new revolving credit facility described below.

Revolving Credit Facility

In  July  1996,  the  Company finalized a  new
long-term credit agreement with The CIT Group, a
commercial finance company. The CIT  Group
agreed to advance up to $4.5 million
to  the Company based  on  an  80% advance rate
for eligible accounts receivable, and  50% for
eligible inventory. Advances are collateralized
by all  of the Company's accounts receivable and
inventory, as  well as by its equipment.  Advances
bear interest at an annual rate of prime  plus
1.5%  (9.75% at December 31, 1996).   The
Company's obligations under this agreement are guaranteed by Rooster Products International,
Inc. (Rooster Products) and C&F Alliance, LLC.(the
Alliance). Initial proceeds under the new credit agreement were utilized to pay-off the outstanding balance due Heller Financial.
Subsequent proceeds received by the Company were used for working capital purposes. The balance on this credit facility was $2,028,211 at December
31, 1996. All outstanding amounts under this facility are due in July 1999.

In  July  1996 CIT also finalized a long-term $10
million credit agreement  (of  which $9,500,000 is
outstanding at December  31, 1996)   with
Rooster  Products which is guaranteed by both
Exportadora Cabrera SA de CV (Exportadora) and the Alliance. Both credit agreements with CIT contain cross default provisions. Exportadora,
Rooster Products, and the Alliance have
subordinated their claims on the Company to CIT's claims.

All the Company's debt is floating rate or short-term in nature, and therefore carrying value approximates fair value.

7.  Income Taxes

The  Company  records income taxes under FASB
Statement No.109. Under this method, deferred tax assets and liabilities are determined based on the difference between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

The Company incurred an ownership change under
Section 382 of the Internal  Revenue  Code  of
1986, as amended (Section 382),  in November
1994. Accordingly, it is expected that the use of net operating loss carryforwards generated prior to December 1994, $21,600,000 will be limited to approximately $745,000 per year.

At December 31, 1996, the Company had, subject to limitations discussed above, approximately
$32,700,000 of net operating loss carryforwards for federal tax purposes, of which approximately
$11,100,000 is available for utilization without limitation. The Company has approximately
$6,400,000 in loss carryforwards for California purposes, of which no more than approximately
$4,500,000 may be utilized
before expiration due to limitations similar to those under Section 382. The Company has approximately $3,700,000 in loss carryforwards for Tennessee purposes. The loss carryforwards will begin expiring in 2005 and 1996, respectively, for federal and California income tax purposes unless previously utilized.

An uncertainty exists on the future utilization of
the operating loss carryforwards, the Company has
established a valuation allowance of  $13,416,000
and $11,012,000, which is equal to the deferred tax assets at December 31, 1996 and 1995, respectively.

Deferred  income taxes reflect the net tax effects
of temporary differences   between  the  carrying
amounts of assets   and liabilities for financial
reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:


                                          1996                 1995
Deferred tax assets (liabilities):
 Reserves                                 $2,170,000           $ 781,000
 Deferred rent                               111,000             109,000
 Net operating loss carryforwards         11,124,000          10,196,000
 Depreciation and amortization                11,000             (74,000)
                                          13,416,000          11,012,000

Valuation allowance                      (13,416,000)        (11,012,000)
Net deferred tax asset                   $         0         $         0


8.  Leases

The  Company  leases  its  office and production
facilities and certain  equipment  under
noncancelable operating leases that expire  in
various years through 2003.  The Company also
leases certain computer software under a capital
lease which expires  in  1997.    Future minimum
payments  under  capital lease   and, noncancelable
operating lease agreements are as follows at December 31, 1996


                                  Operating         Capital
                                  Leases            Leases
1997                              $353,242          $ 39,691
1998                               327,381                 0
1999                               311,332                 0
2000                               287,846                 0
2001                               300,000                 0
Thereafter                         125,000                 0
                                $1,704,801            39,691
Amounts representing interest                         (1,482)
Present value of net minimum lease
payments                                              38,209
Less current portion                                 (38,209)

Long-term capital lease                              $     0



Property  and  equipment includes $284,000 for
leases that have been  capitalized.  Accumulated
amortization on these assets  is $253,000   and
$158,000  at  December 31, 1996 and   1995,
respectively.

Rent expense for the years ended December 31,
1996, 1995 and 1994 was   approximately
$1,200,000,  $1,600,000 and   $2,100,000,
respectively.

9.  Shareholders' Equity

On  September 30, 1996, the Company and
Exportadora, the Company's majority shareholder, executed an exchange agreement, pursuant to which Exportadora exchanged $2,003,142 of the Company's indebtedness to Exportadora for 3,642,076 shares of the Company's common stock at a price of $0.55 per share. This indebtedness included $1,326,000 of accounts payable to Exportadora and certain of its subsidiaries. It also included $371,000 of notes payable and $306,000 of interest accrued in 1995 and 1996 on advances made by Exportadora during 1995 that is due to Exportadora.

Net loss per share, calculated on a supplemental basis, as if the debt to equity conversion had occurred as of the beginning of 1996 would have been $(0.52) for the year ended December 31, 1996

During 1995, the Company issued 600,000 shares of common stock at $1.25 each to its former chief executive officer in exchange for $750,000 of subordinated notes payable. Also, in 1995 the Company issued 1,132,068 additional shares of common stock at $1.25 per share to Exportadora in exchange for $1,415,085 of subordinated notes payable.

During 1994, the Company issued $3,900,000 in
subordinated notes payable   to  Exportadora.
These  notes  were converted   into 1,471,000
shares of the Company's common stock at $2.65 each in December 1994. Concurrent with the conversion of the debt, the Company's then chief executive officer sold Exportadora 1,000,000 shares of the Company's common stock at $0.10 each, which were owned by the chief executive officer, for $100,000.

10.  Stock Option Plans

The Company is authorized to issue 480,000 common shares of stock to certain key employees under nonqualified stock option plans (the Plans).
Options granted under the Plans vest 25% per year.
All options expire five years from the date of grant. Options are granted at prices equal to the fair market value of the shares at the date of grant.

The  Company is also authorized to issue 20,000
common shares to directors  under  a nonqualified
stock option plan  (the Plan). Options  granted  under  this
Plan  vest immediately and   are exercisable  for
five years from the date of grant. Options are granted at a price equal to the fair market value of the shares at the date of grant.

The following is a summary of the activity in the stock option plans for the three years ended
December 31, 1996:


                                      Average               Number of
                                      Price Per             Options
                                      Share
Balance, December 31, 1993             $4.90                198,000
Granted                                    0                      0
Exercised                                  0                      0
Canceled                                4.50                (93,500)
Balance, December 31, 1994              4.75                104,500
Granted                                 2.50                437,000
Exercised                                  0                      0
Balance, December 31, 1995              3.50                541,500
Granted                                    0                      0
Exercised                                  0                      0
Canceled                                3.25                (54,000)
Balance, December 31, 1996             $3.40                487,500

Options exercisable at December 31,
1996                                   $4.25                 67,750


11.  Certain Related Party Transactions

Included in net sales for the years ended
December 31, 1996, 1995 and 1994 are consigned sales for an entity which is owned by one of the Company's shareholders totaling approximately
$14,000, $252,000 and $1,024,000, respectively.

In the second quarter of 1995, the Company moved its corporate offices to San Antonio and formed the Alliance with Rooster Products, the United
States marketing and distribution subsidiary of Exportadora which, in December 1994, became a shareholder of the Company. The Company contributed certain office furniture, fixtures, and equipment with a net book value of approximately $477,000 to the Alliance. Through the Alliance, the Company and Rooster Products share management and certain sales and marketing and general and administrative expenses. The Company and Rooster Products each own 50% of the Alliance, and all expenses incurred by the Alliance are billed to the owners based on services provided. During 1996, the Company's share of the expenses incurred by the Alliance was $3,626,000 of which $1,215,000 has been included in sales and marketing expense and $2,411,000 has been included in general and administrative expenses in the consolidated statement of operations. At December 31, 1996, the Company owed the Alliance $1,126,000 for unreimbursed expenses.

The following presents summary financial information of the Alliance for the periods ending
December 31.


                                       1996                   1995

Current assets                         $1,181,000             $ 680,000
Equipment, furniture, fixtures
and other, net                            659,000               795,000
                                       $1,840,000            $1,475,000

Current liabilities                    $1,018,000            $  653,000
Equity                                    822,000               822,000
                                       $1,840,000            $1,475,000

Sales and marketing expenses           $2,484,000            $1,918,000
General and administrative expenses     4,790,000             3,001,000
Less:  Amounts billed to M.G.
       Products, Inc.                  (3,626,000)           (2,463,000)
       Amounts billed to Rooster
       Products International Inc.     (3,648,000)           (2,456,000)

Net income                            $         0           $         0



Included  in  current assets on the Alliance's
December 31, 1996 balance  sheet  is  a
receivable of $1,126,000 due from the Company, compared to $630,000 at December 31, 1995.

During 1996 the Company provided warehousing, marketing and distribution services for S.A.F.
Products ("SAF"), a manufacturer of lighting products owned and operated by Shannon A.
Farrah, under  a  consignment agreement. Ms.
Farrah, is the daughter of Patrick Farrah, the Company's former chief executive officer, and is the beneficiary of the Shannon A. Farrah
Irrevocable Trust, a shareholder of the Company holding in excess of 5% of its issued and outstanding shares. This agreement was terminated in August of 1996, at which time a subsidiary of the Company purchased substantially all of the assets of SAF for $60,000. During 1996 and 1995, the Company contracted with SAF to manufacture some of the Company's lighting fixtures at a cost of approximately $58,000 and $530,000, respectively. At December 31, 1996, the Company owed SAF $250,000 in connection with the contract manufacturing work, compared to $396,000 during 1995.

In   1996,  the  Company  directly  received
several  short term noninterest-bearing working
capital  advances   from Rooster Products totaling
$140,000 compared to $60,000 in 1995.  No amounts
were outstanding  and payable as of December 31,
1996.   In addition, the  Company  sold  $909,000
and $1,074,000  in 1996 and  1995, respectively,
of its products to Rooster Products for resale to
Rooster's customers.   Rooster Products owed the
Company $348,000 and  $250,000  at December 31,
1996 and 1995, respectively, pursuant to these sales of product.

The  Company  also  purchased goods  and  services
from several subsidiaries  of  Exportadora
totaling approximately $2,140,000 during  1996
and $416,000 in 1995. The balance owed to these subsidiaries at December 31, 1996 is approximately $548,000, compared to $177,000 in 1995.

12. Contingencies

Employee Lawsuit

An action was filed as of April 19, 1995 against the Company by a former employee in the Superior
Court for the County  of San Diego, California.
This action sought compensatory and punitive damages for breach of contract and sex, racial and national origin discrimination, among other allegations. In July 1996, the Company was successful in settling this suit for a sum of less than 5% of the Company's current assets at June 30, 1996. The full effect of this settlement is recorded in the Company's financial statements.

Tijuana Plant Closing and Related Uncertainties

In December 1996, production at the Company's manufacturing plant in Tijuana ceased, concurrent with a strike of the workers union at this location. The workers were then laid off in a manner consistent with Mexican law. This facility was operated by the Company's wholly owned subsidiary, Productos
M.G. The decision was made to close the Productos M.G. plant since the Company has been unsuccessful in reducing plant overhead to an acceptable level, and because of reduced sales volumes which reduced the economic viability of maintaining two separate production facilities.

The machinery and equipment and remaining inventory of Productos M.G. are in the possession of the union, and legal action has been taken by the union to recover amounts owed to the plant workers and the union through the sale of the equipment and inventory. The
Company's Mexican counsel has advised the Company that they should surrender the assets to satisfy the amounts owed to the workers and the union.
Accordingly, the Company has written off the remaining inventory and fixed assets of Productos
M.G. Additionally, the Company wrote off all payroll related liabilities to the workers and the union totaling approximately $419,000. This resulted in a net loss of approximately $1,667,000, included in Restructuring and other charges (see further discussion in Note 3).
The Company and its counsel believe the remaining liabilities of Productos M.G. must be repaid, accordingly accruals remain for the other liabilities of Productos M.G., primarily lease obligations guaranteed by the Company, and amounts payable to raw material vendors in Mexico and the United
States.

Productos M.G. had previously ceased making
payments on the lease for  the  production
facility in 1995  and  the lessor of  the facility
has  filed  suit in Mexican courts for  nonpayment
of rent.   The  Company has filed a countersuit
alleging impropriety of the dollar-based contract under Mexican law. The Company has accrued rent totaling of $436,000 recorded in accounts payable related to this matter, and does not expect to have to pay an amount in excess of the accrual.
However, there can be no assurance that the Company will be successful in defending this lawsuit, or that a loss greater the amount accrued will not be incurred.

The legal proceeding in Mexico related to the closing of the Tijuana plant and the ultimate disposition of its assets and liabilities has not yet been resolved, and may not be resolved in the near term. Therefore, uncertainty exists as to whether the plant and equipment and inventory in the possession of the union will fully satisfy the payroll related liabilities to the workers and the union. Their can be no assurances that future claims will not be made against the Company or Productos M.G. or that the Mexican courts may not reinstate certain payroll related liabilities or require additional payments to the workers.

Memphis Closure

As described in Note 3, the Company's ceased distribution from its Memphis warehouse and is in negotiations with the lessor and a leasing agent to sub-lease the warehouse. The Company has accrued rent of $176,000 through April 1997;
however the lease term extends through May 31, 2001, representing an additional rental contingency of $922,500. The ultimate resolution of this matter, which is expected to occur within one year, is not expected to result in a loss in excess of the Company's accrual which is included in the reserve for restructuring in other charges. However, there can be no assurance that the Company will be successful in obtaining a sub-lease, or that a loss greater than the current accrual will not be incurred.

In the normal course of business, the Company is named in various legal actions. The Company does not believe these actions will have a material adverse effect on the Company's financial position or results of operations.

13.  Valuation and Qualifying Accounts



                    Balance     Charged    Charged to           Balance at
                    Beginning   Costs and  Other       Deduc-   end of
                    of Period   Expenses   Accounts    tions    Period

Description
Year ended December 31, 1996:
 Reserves and allowances
 deducted from asset
 accounts:
  Allowance for
  doubtful accounts  $ 307,053  $   22,871 $     0   $259,177(1)  $  70,747
  Inventory Reserve    756,171     224,432       0          0(2)    980,603
 Reserve and allowances
 recorded as a
 liability:
  Customer deductions  409,534   1,446,703       0    1,568,361(3)  287,876

Total                $1,472,758 $1,694,006       0   $1,827,538  $1,339,226
Year ended December 31, 1995:
 Reserves and allowances
 deducted from asset accounts:
  Allowance for
   doubtful accounts $  551,223 $  227,317 $     0   $  471,487(1)$ 307,053
  Inventory reserve   1,220,040          0       0      463,869(2)  756,171

 Reserves and allowances
 recorded as a
 liability:
  Customer deductions 1,016,900  2,532,094       0    3,139,460(3)  409,534

Total                $2,788,163 $2,759,411 $     0   $4,074,816   $1,472,758
Year ended December 31, 1994:
 Reserves and allowances
 deducted from asset accounts:
  Allowance for
   doubtful accounts $  204,894 $296,466   $49,863   $        0(1)$  551,223
  Inventory reserve           0  1,543,040       0      323,000(2) 1,220,040
 Reserves and allowances
 recorded as a
 liability:
  Customer deductions   893,116  4,935,399       0    4,811,615(3) 1,016,900

Total                $1,098,010 $6,774,905 $49,863   $5,134,615   $2,788,163


(1) Uncollectible accounts written off, net of recoveries
(2) Inventory sales below cost on items previously reserved
(3) Deductions taken at time of payment


